Exhibit 10.2

TRANSLATION

PARTICIPATION AGREEMENT

PARTICIPATION AGREEMENT ENTERED INTO AS OF AUGUST 25, 1999 BY AND AMONG THE FEDERAL GOVERNMENT OF THE UNITED MEXICAN STATES (HEREINAFTER, THE “FEDERAL GOVERNMENT”) THROUGH THE MINISTRY OF COMMUNICATIONS AND TRANSPORTATION (HEREINAFTER, “SCT”), NACIONAL FINANCIERA, SOCIEDAD NACIONAL DE CREDITO TRUST DEPARTMENT (HEREINAFTER, “NAFIN”), GRUPO AEROPORTUARIO DEL PACIFICO, S.A. DE C.V. (HEREINAFTER THE “HOLDING COMPANY”), SERVICIOS A LA INFRAESTRUCTURA AEROPORTUARIA DEL PACIFICO, S.A. DE C.V. (HEREINAFTER, THE “SERVICE COMPANY”), AEROPUERTO DE AGUASCALIENTES, S.A. DE C.V., AEROPUERTO DEL BAJIO, S.A. DE C.V., AEROPUERTO DE GUADALAJARA, S.A. DE C.V., AEROPUERTO DE HERMOSILLO, S.A. DE C.V., AEROPUERTO DE LA PAZ, S.A. DE C.V., AEROPUERTO DE LOS MOCHIS, S.A. DE C.V., AEROPUERTO DE MANZANILLO, S.A. DE C.V., AEROPUERTO DE MEXICALI, S.A. DE C.V., AEROPUERTO DE MORELIA, S.A. DE C.V., AEROPUERTO DE PUERTO VALLARTA, S.A. DE C.V., AEROPUERTO DE SAN JOSE DEL CABO, S.A. DE C.V. AND AEROPUERTO DE TIJUANA, S.A. DE C.V. (HEREINAFTER JOINTLY REFERRED TO AS THE “CONCESSION COMPANIES”), AND AEROPUERTOS MEXICANOS DEL PACIFICO, S.A. DE C.V. (HEREINAFTER, THE “STRATEGIC PARTNER”); AS WELL AS AENA SERVICIOS AERONAUTICOS, S.A. SOCIEDAD UNIPERSONAL, AEROPUERTO DEL PACIFICO ANGELES, S.A. DE C.V., INVERSORA DEL NOROESTE, S.A. DE C.V. AND GRUPO DRAGADOS, S.A. (THE “PARTNERS OF THE STRATEGIC PARTNER”), JOINTLY AND SEVERALLY AS OBLIGORS OF THE OBLIGATIONS OF THE STRATEGIC PARTNER SPECIFICALLY MENTIONED HEREIN AND GRUPO EMPRESARIAL ANGELES, S.A. DE C.V. AND INVERSORA DEL NOROESTE, S.A. DE C.V, JOINTLY AND SEVERALLY AS OBLIGORS OF THE OBLIGATIONS OF THE MEXICAN PARTNER UNDER THIS AGREEMENT WITH THE ACKNOWLEDGEMENT OF BANCO NACIONAL DE COMERCIO EXTERIOR, SOCIEDAD NACIONAL DE CREDITO TRUST DEPARTMENT (HEREINAFTER THE “TRUSTEE”)  AND AEROPUERTOS Y SERVICIOS AUXILIARES (HEREINAFTER, “ASA”), IN ACCORDANCE WITH THE FOLLOWING DEFINITIONS, RECITALS AND CLAUSES.

DEFINITIONS

The terms herein below mentioned shall have the meanings ascribed to each of them:

Assigned Airports

the Airports of the cities of Aguascalientes, Hermosillo, La Paz, Manzanillo, Mexicali, Puerto Vallarta, San José del Cabo and Tijuana and the municipalities of Silao, Guanajuato; of Tlajomulco de Zúñiga, Jalisco; of Ahome, Sinaloa; and of Alvaro Obregón, Michoacán, as described in the respective Concessions.

Shares	the shares representing the capital stock of the Holding Company.

Additional Shares	has the meaning set forth in Section 3.4 of this Agreement.

Optional Shares

Series “B” shares representing 5% (five percent) of the capital stock of the Holding Company, once they have been issued, which shall be kept in its treasury until the option to subscribe for and pay such shares under the terms of the Option Agreement is exercised.

Issuance Minutes	the Minutes of the Extraordinary Shareholders’ Meeting.

ASA	Aeropuertos y Servicios Auxiliares.

Extraordinary Shareholders’ Meeting	the Extraordinary Shareholders’ Meeting of the Holding Company to be held on this date which, pursuant to the Option Agreement, shall resolve on the issuance of the Optional Shares.

Change of Control

with respect to any Person (“Person A”), any act (including, without limitation, any consolidation or merger) or a series of acts by virtue of which (i) a third party which is a Person other than Person A, acquires Control over such Person A; or (ii) if Person A transfers all or substantially all its assets to any third party, other Person than Person A (for the purposes of this definition, substantially all the assets shall mean any transfer of assets in a single act or in a successive series of acts representing 35% (thirty-five percent) or more of the net worth of Person A); or (iii) if the shareholders, members, partners or any other holders of rights in the capital of Person A approve any liquidation or dissolution plan of Person A. In addition to the above, a Change of Control in the Strategic Partner means any transfer by the Partners of the Strategic Partner of their participation therein in violation of the provisions of Section 2.4 of this Agreement, and any transfer by the Key Partners of their participation in the Strategic Partner which results in such participation representing a direct or indirect participation of less than 7.65% (seven point sixty-five percent) in the capital stock of the Holding Company. For the purposes of this definition, no event shall be considered as a Change of Control whenever (i) such event occurs in any domestic or foreign company quoting shares representing its capital stock in any domestic or foreign stock exchange or their shareholders are investing companies; or (ii) such event is a direct consequence of the sale of the share participation in a Person by any government or entity; or political subdivision thereof.

Nomination and Compensation Committee	the committee provided for in the By-laws of the Holding Company.

Restructuring Committee	the Restructuring Committee of the Mexican Airport System, created by resolution published in the Official Gazette of the Federation on February 2, 1996.

Operating Committee	the Operating Committee of the Holding Company to be conformed pursuant to the By-laws of the Holding Company.

Concessions	the concession titles and amendments thereto, granted by SCT on June 29, 1998 to each of the Concession Companies to operate the Assigned Airports, respectively.

Agreement	this Participation Agreement.

Technical Assistance Agreement

the Technical Assistance and Transfer of Technology Agreement executed by and among the Holding Company, the Concession Holders, the Service Company and the Strategic Partner on the date hereof and attached hereto as Exhibit “E”.

Assignment Agreement

the Assignment Agreement executed on November 1, 1998, by and among Aeropuertos y Servicios Auxiliares, as assignor, and each of the Concession Companies as assignees, with respect to the several agreements for the operation of the Assigned Airports.

Purchase and Sale Agreement

the Purchase and Sale Agreement of the Block of Shares executed on this date by and among the Federal Government, through SCT, the Treasury of the Federation, with respect to the endorsement of the certificates representing the Block of Shares and the Strategic Partner, and the Partners of the Strategic Partner, attached hereto as Exhibit “A”.

Personal Property Purchase and Sale Agreement

the agreement executed on December 1, 1998, by and between the Federal Government and the Service Company and each of the Concession Companies for its operation and the acquisition of the personal property necessary for its operation and the operation of the Assigned Airports and its amendment, dated July 1, 1999, attached as Exhibit “H” hereto.

Trust Agreement	the Trust Agreement executed on this date, by and among the Strategic Partner, the Trustee and the Holding Company pursuant to Section 2.7 hereof, attached hereto as Exhibit “C”.

Option Agreement	the Option Agreement executed on the date of this Agreement by and between the Strategic Partner and the Holding Company attached hereto as Exhibit “B”.

Management Services Agreement

the Management Services Agreement executed on August 25, 1999, by and among the Service Company and the Concession Companies attached to the Technical Assistance Agreement as Exhibit “4”, by means of which the former agreed to provide the Concession Companies with management services.

Control

(i) the holding of shares by a single Person of more than 35% (thirty-five percent) of the voting capital stock of another Person; (ii) the contractual right of one Person to appoint a majority of the members of the Board of Directors of another Person; (iii) the right, of one Person to cause through its vote or through the joint vote of any of its Related Person or Persons, the adoption or rejection of any decision of the general shareholders meeting of another Person.

Shareholders’ Agreement

the Shareholders’ Agreement executed on this date by and among Nafin, and the Strategic Partner, appearing before the Federal Government, the Holding Company and the Trustee, attached hereto as Exhibit “D” and which shall become effective on the date on which the Strategic Partner receives from the Federal Government the second Block of Shares pursuant to the terms of Section 2.6 of the Purchase and Sale Agreement.

Invitation

the call for the acquisition of certificates representing the capital stock of the Holding Company and the corresponding bidding conditions published in the Official Gazette of the Federation on February 25, 1999, and amendments thereto.

Transactional Documents	the Purchase and Sale Agreement, the Option Agreement, the Issuance Minutes, the Trust Agreement, the Technical Assistance Agreement and the Shareholders’ Agreement including the exhibits thereto.

Financial Statements

The basic audited financial statements from November 1 to December 31, 1998, that include income statement, balance sheet, cash flow statement and statement of changes in financial position, as well as the notes to the same, individually for the Holding Company as well as for each of its subsidiaries in addition to the consolidated financial statements for the Holding Company; as well as unaudited (limited review) basic financial statements for the period from January 1 to March 31, 1999, that include income statement, balance sheet, cash flow statement and statement of changes in financial position, individually for the Holding Company as well as for each of its subsidiaries in addition to the consolidated statements of the Holding Company without the notes.

By-laws of the Holding Company

the corporate articles of incorporation and by-laws of the Holding Company, in force as of the date of this Agreement, included in public deed number 52,853, granted on August 20, 1999 by Mr. Luis de Angoitia Becerra, Notary Public number 109 for the Federal District and pending registration with the Public Registry of Commerce for the Federal District, attached as Exhibit “F” hereto.

Trust	the trust set up by means of the execution of the Trust Agreement pursuant Section 2.7 hereof.

Trustee	Banco Nacional de Comercio Exterior, Sociedad Nacional de Crédito, as trustee of the Trust Agreement.

Federal Government	the Federal Government of the United Mexican States through the SCT.

Airport Group	the Holding Company, the Service Company and the Concession Companies.

Process Information

all written information provided to the Strategic Partner during the Bidding Process upon the terms of the Invitation, including that contained in the Data Room (as such term is defined in the Invitation).

Nafin	Nacional Financiera, Sociedad Nacional de Crédito, in its capacity as trustee of 85% (eighty-five percent) of the Shares.

Share Participation	the Block of Shares and the Optional Shares

Block of Shares

Series “BB” shares representing 15% (fifteen percent) of the capital stock of the Holding Company owned by the Federal Government, which does not include the Optional Shares, which are acquired on this date by the Strategic Partner, which are described in the Purchase and Sale Agreement.

Five-Year Waiting Period	has the meaning set forth in Section 2.4.1 hereof.

Ten-Year Waiting Period	has the meaning set forth in Section 2.4.2 hereof.

Three-Year Waiting Period	has the meaning set forth in Section 2.4.1 hereof.

Fifteen-Year Waiting Period	has the meaning set forth in Section 2.4.1 hereof.

Person

any individual or legal entity, association, joint venture, co-investment, trust, or any other entity or organization, including a government, entity or political subdivision or agency thereof, of any nationality.

Related Persons

with respect to any Person, (i) such companies Controlled by, under common Control with, or Controlling the applicable company; (ii) any subsidiary of a Related Person; and (iii) such individuals having a consanguinity or civil relationship in direct line up to the fourth degree, in ascending or descending line, with any Person holding 5% (five percent) or more of the shares representing the capital stock of the applicable Person or with the Related Persons of such Person.

Bidding Process	the bidding process of the Share Participation of the Holding Company published by SCT during the Invitation.

SCT or Ministry	the Ministry of Communications and Transportation.

Holding Company	Grupo Aeroportuario del Pacífico, S.A. de C.V.

Service Company	Servicios a la Infraestructura Aeroportuaria del Pacífico, S.A. de C.V.

Concession Companies

Aeropuerto de Aguascalientes, S.A. de C.V., Aeropuerto del Bajío, S.A. de C.V., Aeropuerto de Guadalajara, S.A. de C.V., Aeropuerto de Hermosillo, S.A. de C.V., Aeropuerto de La Paz, S.A. de C.V., Aeropuerto de Los Mochis, S.A. de C.V., Aeropuerto de Manzanillo, S.A. de C.V., Aeropuerto de Mexicali, S.A. de C.V., Aeropuerto de Morelia, S.A. de C.V., Aeropuerto de Puerto Vallarta, S.A. de C.V., Aeropuerto de San José del Cabo, S.A. de C.V. and Aeropuerto de Tijuana, S.A. de C.V.

Strategic Partner	Aeropuertos Mexicanos del Pacífico, S.A. de C.V.

Key Partners

the Airport Operating Partner and the Mexican Partner, shareholders of the Strategic Partner who shall keep under this Agreement at least 25.5% (twenty-five point five percent) of the capital stock of the Strategic Partner. Any interest in the capital stock of the Holding Company of each of the Key Partners over 25.5% (twenty-five point five percent) shall be considered as an interest of an Investing Partner.

Partners of the Strategic Partner	both the Key Partners and the Investing Partners of the Strategic Partner.

Investing Partners	those shareholders that jointly have a direct or indirect interest of up to 49% (forty-nine percent) in the capital stock of the Strategic Partner.

Mexican Partner

Aeropuerto del Pacífico Angeles, S.A. de C.V., a company formed in accordance with the laws of the United Mexican States, in whose capital stock foreign investment shall not exceed 49% (forty-nine percent), and in which Grupo Empresarial Angeles, S.A. de C.V., which demonstrated during the Bidding Process before the SCT expertise in the business and labor sectors in Mexico, as well as Inversora del Noroeste, S.A. de C.V have an interest. The Mexican Partner shall keep under this Agreement at least 25.5% (twenty-five point five percent) in the capital stock of the Strategic Partner.

Airport Operating Partner

AENA Servicios Aeronáuticos, S.A., Sociedad Unipersonal, a company formed under the laws of Spain that evidenced international recognition and expertise in the performance of airport and commercial activities during the Bidding Process before the SCT and that shall keep under this Agreement at least 25.5% (twenty-five point five percent) of the capital stock of the Strategic Partner.

RECITALS

I.             The Federal Government states, through SCT, through its legal representative, that:

I.1           On April 7, 1995, by means of a Presidential accord published in the Official Gazette of the Federation, the Interministerial Divestiture Commission was created.

I.2           Through several resolutions of the Interministerial Divestiture Commission passed at its meetings held on August 20 and 25, 1997, October 1, 1997 and February 17, 1999, it was resolved to initiate the process of opening the Mexican airport system to investment.

I.3           By resolution published in the Official Gazette of the Federation on February 2, 1996, the Restructuring Committee of the Mexican Airport System was created, whose purpose is to define the strategy to be followed on general and specific matters through the different stages of the restructuring process carried out by SCT, in accordance with the terms of the Airport Law and other applicable provisions, as well as to make recommendations and proposals.

I.4           On February 9, 1998, the General Guidelines for the [Opening to Investment in the Mexican Airport System] were published in the Official Gazette of the Federation.

I.5           On May 28, 1998, the Holding Company, the Service Company and the Concession Companies were incorporated.

I.6           On June 29, 1998, SCT granted to each of the Concession Companies the Concessions for the operation, management, and utilization and, as the case may be, construction of the Assigned Airports, respectively, copies of which are attached (without exhibits) to this Agreement as Exhibits “G-1 to G-12”.

I.7           On February 25, 1999, the Invitation was published in the Official Gazette of the Federation.

I.8           The Federal Government executed with the Service Company and the Concession Companies a Personal Property Purchase and Sale Agreement, by virtue of which it sold and transferred the personal property necessary for the operation of each of the Assigned Airports and under such Personal Property Purchase and Sale Agreement undertook an indemnification obligation in case of eviction thereto, as well as for the non-existence of any of the purchased assets.  Consequently, it undertook such obligations exclusively for the benefit of the Service Company and the Concession Companies upon the terms and conditions set forth in the Personal Property Purchase and Sale Agreement.

I.9           The Holding Company assumed and capitalized the liabilities that the Service Company and the Concession Companies had with the Federal Government in the amount of the price of the personal property under the Personal Property Purchase and Sale Agreement, which in total amount to Ps.72,581,745.09 (Seventy Two Million Five Hundred Eighty One Thousand Seven Hundred Forty Five and Nine One Hundredths Mexican Pesos).

I.10         On December 14, 1998, the fixed minimum capital of the Holding Company was increased in the amount of Ps. 72,581,750.00 (Seventy Two Million Five Hundred Eighty One Thousand Seven Hundred Fifty Mexican Pesos) through the capitalization of liabilities in the amount of Ps. 72,581,745.09 (Seventy Two Million Five Hundred Eighty One Thousand Seven Hundred Forty Five 9/100 Mexican Pesos) for the benefit of the Federal Government, as well as through the cash contribution that the Federal Government will make, and as a result the Holding Company issued 72,581,750 (Seven Two Million Five Hundred Eighty One Thousand Seven Hundred Fifty) Shares completely paid to the benefit of the Federal Government.  Likewise, on July 2, 1999, the fixed minimum capital of the Holding Company was increased in the amount of Ps. 7,880,692.00 (Seven Million Eight Hundred Eighty Thousand Six Hundred Ninety Two Mexican Pesos) by means of the capitalization of liabilities in the amount of Ps. 7,880,687.04 (Seven Million Eighty Eight Hundred Thousand Six Hundred Eighty Seven 4/100 Mexican Pesos) to the benefit of the Federal Government, as well as through the cash contribution the Federal Government will make, and as a result the Holding Company issued 7,880,692 (Seven Million Eight Hundred Eighty Thousand Six Hundred Ninety Two) Shares completely paid to the benefit of the Federal Government.

I.11         On August 20, 1999, a general extraordinary and ordinary shareholders meeting of the Holding Company was held, by virtue of which, a full amendment to its Corporate By-laws was resolved, which were included in public instrument number 52,853, granted on August 20, 1999 by Mr. Luis de Angoitia Becerra, Notary Public number 109 for the Federal District and pending registration with the Public Registry of Commerce for the Federal District.

On the other hand, also on August 20, 1999, the Holding Company entered into an Assumption of Liabilities Agreement with each of the Concession Companies by which the Holding Company assumed, on behalf of and in the name of each Concession Company, their liabilities deriving from the exploitation of the of the Concessions whose total amounts to Ps. 15,938,360,674.00 (Fifteen Billion Nine Hundred Thirty Eight Million Three Hundred Sixty Thousand Six Hundred Seventy Four Mexican Pesos).  Said liabilities were capitalized for the benefit of the Federal

Government on August 20,1999 by increasing the capital stock of the Holding Company in the amount of Ps. 15,938,360,677.00 (Fifteen Billion Nine Hundred Thirty Eight Million Three Hundred Sixty Thousand Six Hundred Seventy Seven Mexican Pesos), by means of the capitalization of said liability, as well as through the cash contribution that the Federal Government will make and through the issuance of 15,938,360,677 Shares paid completely for the benefit of the Federal Government.

I.12         One hundred percent (100%) of the capital stock of the Holding Company currently issued and outstanding amounts to Ps.16,019,823,119.00 (Sixteen Million Eight Hundred Twenty Three Thousand One Hundred Nineteen Mexican Pesos), represented by 16,019,823,119 (Sixteen Million Eight Hundred Twenty Three Thousand One Hundred Nineteen) common, nominative shares without par value, fully subscribed and paid.  In addition, upon the terms of the Option Agreement and the Issuance Minutes, the Holding Company, on this date, shall issue the Optional Shares that shall be kept in its treasury until the option to subscribe for and pay such shares is exercised.

I.13         The Block of Shares is comprised of 2,402,973,468 (Two Billion Four Hundred Two Million Nine Hundred Seventy Three Thousand Four Hundred and Sixty Eight) Series “BB” common, nominative shares without par value, fully paid-up and without lien or ownership limitation thereon.

I.14         As of this date, the Federal Government executed with Nafin, as trustee in the trust number 5118-4, a stock purchase and sale agreement, so that Nafin has acquired, in its capacity as trustee, Shares of the Holding Company representing 85% (eighty-five percent) of the Holding Company capital stock (except one Share that Nafin obtained directly from ASA), and therefore, based on Article 46 of the Organic Law of the Federal Public Administration and Article 75 of the Law of Credit Institutions, as of the date of delivery and transfer of the shares that Nafin acquired in accordance with the abovementioned, the Holding Company, the Service Company and the Concession Holders shall cease to be characterized as state majority-owned companies.

I.15         Its representative has sufficient authority to enter into this Agreement pursuant to Article 6, paragraph IX, of SCT’s Internal Regulations.

II.            Nafin states through its legal representative that:

II.1         It is a national credit institution and development banking institution, incorporated under the Credit Institutions Law and its constitutive Organic Law, that it has legal authority and own-patrimony and that upon the terms of the latter, it is authorized to enter into this Agreement for the purposes set forth herein.

II.2         On August 24, 1999 it executed as trustor and trustee an irrevocable trust agreement in order to promote investment in the airport industry and encourage a securities market of shares issued by Mexican companies through the public offering of such Shares it may acquire, and the share of the Holding Company previously owned by ASA.

II.3         On the date hereof, it acquired from the Federal Government, in its capacity as trustee under the trust mentioned in paragraph II.2 above, Shares of the Holding Company representing 85% (eighty-five percent) of the Holding Company capital stock.

II.4         Its attorney is duly authorized to enter into this Agreement on its behalf, upon the terms of public deed number 68,440, granted on May 29, 1997, by Mr. Cecilio Gonzalez Marquez, Notary Public

number 151 for the Federal District, registered in the Public Registry of Commerce for the Federal District, on July 25, 1997, under number 1275.

III.          The Holding Company states through its representative that:

III.1        It is a mercantile company incorporated under Mexican law, as evidenced in public deed number 44,340, dated May 28, 1998, granted by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District, which first deed copy was recorded on June 25, 1998 with the Public Registry of Commerce for the Federal District under mercantile folio number 238578.

III.2        It holds 100% (less one share held by the Federal Government) of the shares representing the capital stock of each of the Concession Holders and the Service Company, which are free from any lien or limitation of ownership.

III.3        Its legal attorney has sufficient authority to enter into this Agreement pursuant to the public deed number 52,560, granted by Mr. Luis de Angoitia Becerra, Notary Public number 109 for the Federal District.

IV.          Each of the Concession Holders states that:

IV.1        Aeropuerto de Aguascalientes, S.A. de C.V. was incorporated by means of public deed number 44,352, granted on May 28, 1998, by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District and recorded in the Public Registry of Commerce of the Federal District on June 25, 1998, under the folio number 238599.

IV.2        Aeropuerto de Bajio, S.A. de C.V. was incorporated by means of public deed number 44,353, granted on May 28, 1998, by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District and recorded in the Public Registry of Commerce of the Federal District on June 25, 1998, under the folio number 238600.

IV.3        Aeropuerto de Guadalajara, S.A. de C.V. was incorporated by means of public deed number 44,351, granted on May 28, 1998, by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District and recorded in the Public Registry of Commerce of the Federal District on June 25, 1998, under the folio number 238588.

IV.4        Aeropuerto de Hermosillo, S.A. de C.V. was incorporated by means of public deed number 44,345, granted on May 28, 1998, by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District and recorded in the Public Registry of Commerce of the Federal District on June 25, 1998, under the folio number 238582.

IV.5        Aeropuerto de La Paz, S.A. de C.V. was incorporated by means of public deed number 44,347, granted on May 28, 1998, by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District and recorded in the Public Registry of Commerce of the Federal District on June 25, 1998, under the folio number 238584.

IV.6        Aeropuerto de Los Mochis, S.A. de C.V. was incorporated by means of public deed number 44,346, granted on May 28, 1998, by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District and recorded in the Public Registry of Commerce of the Federal District on June 25, 1998, under the folio number 238583.

IV.7        Aeropuerto de Manzanillo, S.A. de C.V. was incorporated by means of public deed number 44,350, granted on May 28, 1998, by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District and recorded in the Public Registry of Commerce of the Federal District on June 25, 1998, under the folio number 238587.

IV.8        Aeropuerto de Mexicali, S.A. de C.V. was incorporated by means of public deed number 44,344, granted on May 28, 1998, by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District and recorded in the Public Registry of Commerce of the Federal District on June 25, 1998, under the folio number 238581.

IV.9        Aeropuerto de Morelia, S.A. de C.V. was incorporated by means of public deed number 44,354, granted on May 28, 1998, by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District and recorded in the Public Registry of Commerce of the Federal District on June 25, 1998, under the folio number 238748.

IV.10      Aeropuerto de Puerto Vallarta, S.A. de C.V. was incorporated by means of public deed number 44,349, granted on May 28, 1998, by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District and recorded in the Public Registry of Commerce of the Federal District on June 25, 1998, under the folio number 238586.

IV.11      Aeropuerto de San Jose del Cabo, S.A. de C.V. was incorporated by means of public deed number 44,348, granted on May 28, 1998, by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District and recorded in the Public Registry of Commerce of the Federal District on June 25, 1998, under the folio number 238585.

IV.12      Aeropuerto de Tijuana, S.A. de C.V. was incorporated by means of public deed number 44,343, granted on May 28, 1998, by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District and recorded in the Public Registry of Commerce of the Federal District on June 25, 1998, under the folio number 238580.

IV.13      Each of them holds a Concession for the operation, management, utilization and, as the case may be, construction of the airport corresponding to them and that are contained in Exhibits “G-1 to G-12” to this Agreement.

IV.14      Their attorney has sufficient authority to enter into this Agreement based on the terms of the following deeds, all of which were granted on May 28, 1999, by Mr. Luis de Angoitia Becerra, Notary Public number 109 for the Federal District:

(a)           Public deed number 52,570 with respect to Aeropuerto de Aguascalientes, S.A. de C.V.;

(b)           Public deed number 52,571 with respect to Aeropuerto de Bajio, S.A. de C.V.;

(c)           Public deed number 52,574 with respect to Aeropuerto de Guadalajara, S.A. de C.V.;

(d)           Public deed number 52,573 with respect to Aeropuerto de Hermosillo, S.A. de C.V.;

(e)           Public deed number 52,579 with respect to Aeropuerto de la Paz, S.A. de C.V.;

(f)            Public deed number 52,577 with respect to Aeropuerto de los Mochis, S.A. de C.V.;

(g)           Public deed number 52,575 with respect to Aeropuerto de Manzanillo, S.A. de C.V.;

(h)           Public deed number 52,576 with respect to Aeropuerto de Mexicali, S.A. de C.V.;

(i)            Public deed number 52,578 with respect to Aeropuerto de Morelia, S.A. de C.V.;

(j)            Public deed number 52,581 with respect to Aeropuerto de Puerto Vallarta, S.A. de C.V.;

(k)           Public deed number 52,572 with respect to Aeropuerto de San Jose del Cabo, S.A. de C.V.; and

(l)            Public deed number 52,580 with respect to Aeropuerto de Tijuana, S.A. de C.V.

V.            The Service Company states by means of its legal representative that:

V.1          It was incorporated by means of public deed number 44,341, dated May 28, 1998, granted by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District, which first deed copy was recorded on June 25, 1998 with the Public Registry of Commerce for the Federal District under mercantile folio number 238579.

V.2          Its legal attorney has sufficient authority to enter into this Agreement pursuant to public deed number 52,569, dated May 28,1999, granted by Mr. Luis de Angoitia Becerra, Notary Public number 109 for the Federal District.

VI.          The Strategic Partner states through its legal representative that:

VI.1        It is a mercantile company duly incorporated under Mexican law by means of public deed number 75,620, dated August 18, 1999, granted by Mr. Francisco Talavera Autrique, Notary Public number 221 for the Federal District, recorded with the Public Registry of Commerce for the Federal District and has sufficient authority under its corporate by-laws to enter into this Agreement and into each of the Transactional Documents.

VI.2        Its capital stock amounts to Ps. 50,000 (Fifty Thousand Mexican Pesos), represented by 50,000 common nominative Class I shares, with a par value of Ps. 1.00 (1 Mexican Peso), distributed as follows:

	# of Class I shares
Shareholder	Series “A”	Series “B”	Series “C”	%

AENA Servicios Aeronauticos, S.A., Sociedad Unipersonal		12,750	1,000	27.50
Aeropuerto del Pacífico Angeles, S.A. de C.V.	12,750			25.50
Inversora del Noroeste, S.A. de C.V.			9,000	18.00
Grupo Dragados, S.A.			14,500	29.00
TOTAL:	12,750	12,750	24,500	100.00

VI.3        Its legal attorney has sufficient authority to enter into this Agreement and each of the Transactional Documents, pursuant to the authority granted to him by the public deed to which paragraph VI.1 refers.

VI.4        Its shareholders obtained their authorization as Participants in the Bidding Process by means of official document number GTA99-097.4, GTA99-A097.8 and GTA99-A097.9, dated June 4, June 24 and July 15, respectively, issued by the Technical Secretary of the Restructuring Committee of the Mexican Airport System.

VI.5        Grupo Empresarial Angeles, S.A. de C.V. was authorized as Mexican Partner by evidencing sufficient expertise in the business and labor sectors in Mexico, and AENA Servicios Aeronauticos, S.A., Socidad Unipersonal was also authorized as Airport Operating Partner by evidencing its ability and international reputation in the performance of airport and commercial activities.  Likewise, Grupo Empresarial Angeles, S.A. de C.V., Inversora del Noroeste, S.A. de C.V. and Grupo Dragados, S.A. were authorized as Investing Partners of the Strategic Partner.

VI.6        Their shareholders submitted their bid to acquire the Share Participation upon the terms of the Invitation and such bid was successful, as was notified to them on August 11, 1999 by the SCT, through the Chairman of the Restructuring Committee.

VI.7        It has the necessary technical, managerial and financial capacity, as well as sufficient human resources to comply with its obligations under this Agreement and each of the exhibits hereto.

VII.         The Partners of the Strategic Partner, as well as Grupo Empresarial Angeles, S.A. de C.V., state through their respective representatives that:

VII.1      They undertake this Agreement for the purpose of stating their consent to their obligations under this Agreement and the Transactional Documents.

VII.2      Their attorneys have sufficient authority to enter into this Agreement and the Transactional Documents upon the terms of the following public instruments and that such authority has not been revoked or limited in any manner whatsoever:

(a)               Public deed number 8,471, granted on July 5, 1999, by Mr. José Luis Vallavicencio Castañeda, Notary Public number 218 for the Federal District, in which the powers of the legal representative of AENA Servicios Aeronauticos, S.A., Socidead Unipersonal are described;

(b)               Public deed number 75,619, granted on August 18, 1999, by Mr. Francisco Talavera Autrique, Notary Public number 221 for the Federal District, in the process of being recorded with the Public Registry of Commerce for the Federal District, in which the powers of the legal representative of Aeropuerto del Pacífico Angeles, S.A. de C.V. are described;

(c)               Public deed number 20,932, granted on June 15, 1999, by Ms. Ana Patricia Bandala Tolentino, Notary Public number 195 for the Federal District, in which the powers of the legal representative of Inversora del Noroeste, S.A. de C.V. are described;

(d)               Public deed number 8,662, granted on August 11, 1999, Mr. José Luis Vallavicencio Castañeda, Notary Public number 218 for the Federal District, in which the powers of the legal representative of Grupo Dragados, S.A. de C.V. are described; and

(e)               Public deed number 75,435, granted on July 19, 1999, by Mr. Joaquín Talavera Sánchez, Notary Public number 50 for the Federal District, in which the powers of the legal representative of Grupo Empresarial Angeles, S.A. de C.V. are described.

VIII.       The Trustee states through its representative that:

VIII.1     Under its Organic Law, it is authorized to carry out trust operations pursuant to its corporate by-laws and the Credit Institutions Law.

VIII.2     It undertakes this Agreement in order to acknowledge the scope of its obligations as Trustee under certain Transactional Documents and to express its agreement therewith.

VIII.3     Its representative is duly authorized to execute this Agreement on its behalf, as evidenced in public deed number 32,541, granted on January 14, 1997, by Mr. Maximino Garcia Cueto, Notary Public number 14 for the Federal District, duly registered in the Public Registry of Commerce for the Federal District.

IX.          ASA states by means of its representative that:

IX.1        It is a decentralized public body of the Federal Public Administration, created by a decree published in the Official Gazette of the Federation on June 12, 1965, and that pursuant thereto, its purpose is the operation, management and utilization of several airports located in the territory of the Mexican Republic, which include the Assigned Airports.

IX.2        It undertakes this Agreement in order to acknowledge the scope of its obligations hereto and to express its agreement therewith.

IX.3        Its representative is duly authorized to execute this Agreement on its behalf, as set forth in public deed number 21,913, granted on February 25, 1999, by Mr. Jorge Alfredo Ruiz del Río E., Notary Public number 168 for the Federal District.

Based on the recitals above, the parties to this Agreement agree to be bound by the following.

CLAUSES

1.             Purpose.

1.1          The purpose of this Agreement is to set forth the rights and obligations of the Strategic Partner, the Federal Government, Nafin, the Trustee, ASA and the Airport Group by virtue of the Bidding Process and the selection of the Strategic Partner in the management of the Assigned Airports under the General Guidelines for the Opening of the Mexican Airport System to Investment and the Invitation.

1.2          The parties hereto acknowledge that experience in the Mexican business practice, the skills and international experience in the performance of airport and commercial activities of the Strategic Partner and the technical know-how that it may contribute to the management of the Assigned Airports are determining motives for the desire of the Federal Government and the Airport Group to execute this Agreement, the Transactional Documents and any agreements arising therefrom.

1.3          Joint Obligation.  The Key Partners executing this Agreement undertake jointly  and severally with the Strategic Partner to be bound by obligations contained in Section 2.1, and the obligations specifically set forth in  Sections 2.6 and 5.8 below.  In turn, the Investing Partners executing this Agreement undertake jointly and severally with the Strategic Partner to be bound by the obligations mentioned in Sections 2.1 and 5.8 below.  Likewise, Grupo Empresarial Angeles, S.A. de C.V. and Inversora del Noroeste, S.A. de C.V. are executing this Agreement in order to undertake jointly and severally the obligations of the Mexican Partner under this Agreement.

1.4          Direct Obligation of the Key Partners.  The Key Partners hereby assume a direct obligation pursuant to Section 2.4.1 below, with a maximum limit with respect to the obligations referred to in the Technical Assistance Agreement (except for those contained in Section 9 of the Technical Assistance Agreement) equivalent to 5% (five percent) of the value of the Shares in Trust upon the terms of Section 7.1 of the Trust Agreement for the payment of damages and losses due to any default.

2.             Obligations of the Strategic Partner.

2.1          Acquisition of the Block of Shares.  The Strategic Partner binds itself to acquire the Block of Shares and to pay the price therefor to the Federal Government upon the terms of the Purchase and Sale Agreement.  For that purpose, on this date, the Federal Government, the Treasury of the Federation and the Strategic Partner, the Key Partners and the Investing Partners shall execute the Purchase and Sale Agreement with the Key Partners and the Investing Partners being joint and several obligors for the payment price of the Block of Shares.

2.2          Acquisition of the Optional Shares.  Provided that there is no Event of Default under this Agreement or in any Transactional Document, the Strategic Partner shall be entitled to subscribe for and shall be obligated to pay the Optional Shares as provided for in the Option Agreement and in the Issuance Minutes.

2.3          Participation in the Public Offer of the Shares.  The Strategic Partner and the companies constituting the Airport Group expressly assume the obligation to assist Nafin so that, no later than 4 (four) years from the date hereof, the Airport Group carries out one or more public offers or other type of allocation to investors, under the applicable legislation in each jurisdiction, of at least 36% (thirty-six percent) of the Shares of the Holding Company owned by Nafin, in its capacity as trustee, as provided for by Section 3.3 below.

In order for Nafin to be able to meet its objective to place the Shares of the Holding Company as stated above, the Strategic Partner hereby binds itself to carry out such actions, agreements and resolutions as may be necessary for such purpose, and it shall agree in the Trust Agreement that the Trustee votes for the approval of such actions and resolutions and provides such information and documentation as may be reasonably required to obtain the recordation of the Holding Company and the Shares with the National Registry of Securities and Intermediaries, as well as the authorizations from the National Banking and Securities Commission, the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.) and, as the case may be, the corresponding authorities of other countries.

It shall be understood that the Strategic Partner has complied with its obligation to assist in the above mentioned public offering of shares whenever (i) it has delivered to the SCT representative appointed for that purpose and to Nafin all the documents required under the Securities Market Law for the above purposes, official communication 11-29 of the National Banking and Securities Commission and any other applicable official communication or legal provision, and also pursuant to the formats of the competent authorities of the jurisdictions where the shares representing the capital stock of the Holding Company are intended to be offered and which may be required in writing by Nafin or the Federal Government in order to carry out the public offering of the Shares of Nafin; and (ii) it has provided any information as may be required by the agents and collaborate with them; and (iii) the officers of the Airport Group and of the Strategic Partner requested by SCT attend any of the road-shows of the terms and conditions of the Public Offering and participate in the preparation, promotion and performance of such road-shows.

The expenses incurred by the Strategic Partner by cooperating with Nafin under the terms of this section shall be covered by the income Nafin receives once the Public Offer is completed.

2.4          Preservation of a Minimum Participation.  Pursuant to the provisions of the Invitation:

2.4.1       The Key Partners must jointly keep a minimum participation of 51% (fifty-one percent) of the Strategic Partner during the term of this Agreement (the “Fifteen-Year Waiting Period”) provided that each of the Key Partners must keep a minimum participation of 25.5% (twenty-five point five percent) in the capital stock of the Strategic Partner during such Fifteen-Year Waiting Period and any additional participation shall be considered as a participation of an Investing Partner subject to the Three-Year or Five-Year Waiting Period set forth below.  In turn, the Investing Partners must keep their participation in the Strategic Partner for 3 (three) years as from the first public offer of Shares of the Holding Company made pursuant to Section 3.3 hereof (the “Three-Year Waiting Period”) or for a term of 5 (five) years as from the date of execution of this Agreement (the “Five-Year Waiting Period”) whichever occurs first.  Upon the completion of the Fifteen-Year and Three-Year or Five-Year Waiting Periods, as applicable, the Partners of the Strategic Partner may dispose of, or otherwise transfer, without restriction, their participation in the Strategic Partner.

2.4.2       The Strategic Partner must keep 51% (fifty-one percent) of its Share Participation in the Holding Company acquired under the Purchase and Sale Agreement for a term of 10 (ten) years from the execution date of this Agreement (the “Ten-Year Waiting Period”) and 49% (forty-nine percent) of its Share Participation during the Three-Year Waiting Period or the Five-Year Waiting Period, as the case may be, provided that upon the expiration of the Ten-Period Waiting Period, the Strategic Partner may annually dispose of up to one fifth of the 51% (fifty-one percent) of its Share Participation in the Holding Company to third parties, and upon the expiration of the

Three-Year Waiting Period or the Five-Year Waiting Period, as the case may be, the Strategic Partner may dispose of or otherwise transfer, without restriction, the Shares that it holds in the Holding Company in excess of 51% (fifty-one percent) of the Share Participation.

2.4.3       Exceptions.  The obligations of keeping a minimum participation for the Key Partners, the Investing Partners and the Strategic Partner included in Sections 2.4.1. and 2.4.2 above, shall not be applicable whenever (i) the participations referred to in such Sections are transferred in favor of a Related Person that is not an individual; complying with the requirements set forth in the Invitation and the form of qualification delivered to the participants in the Bidding Process and notice is given to the Ministry fifteen (15) days in advance of such circumstance evidencing the compliance with the requirements mentioned above; or (ii) the participations referred to in Section 2.4.1 are transferred to a third party by the Key Partners or the Investing Partners with the previous authorization in writing of the Ministry evidencing that such third party complies with the requirements set forth in the Invitation and the qualification form delivered to the participants in the Bidding Process, as the case may be, and in the event that Nafin keeps a participation of less than 51% (fifty-one percent) of the capital stock of the Holding Company, in addition to evidencing the requirements set forth above in this Section 2.4.3 (ii), and obtaining the authorization from the Ministry, the favorable vote of at least 51% (fifty-one percent) of the capital stock of the Holding Company shall be required.  In any event, the acquiror must bind itself in writing with the parties to each of the Transactional Documents to comply with the obligations therein set forth prior to transfer thereof.

2.5          Participation Limit.  Under the Corporate By-laws, Series “A” and “B” Shareholders, individually or jointly with a group of Related Persons, may keep up to 10% (ten percent) of the Shares representing the capital stock of the Holding Company, provided that such limitation shall not be applicable to the Federal Government nor to Nafin, as set forth in the Corporate By-laws.  Series “BB” Shareholders shall have no limit of participation with respect to such series, however, the “BB” Series may only represent 15% (fifteen percent) of the capital stock.  In the event that any “BB” Series Shareholder acquires individually or jointly with a group of Related Persons series “A” or “B” shares, such shareholders shall have a maximum participation of 20% (twenty percent) of the capital stock of the Holding Company and may exercise the vote of shares representing only up to 10% (ten percent) of such capital stock.

2.6          Execution of the Technical Assistance Agreement.  The Strategic Partner executes, on this date, the Technical Assistance Agreement with the Holding Company, the Service Company and the Concession Holders for the purpose of establishing and regulating its rights and obligations set forth in Section 2.8.2 below, and also to set forth the obligation of the Strategic Partner to provide technical assistance and transfer the necessary technology to the Airport Group for the operation of the Assigned Airports under the technical proposal submitted by the Strategic Partner in the Bidding Process.  The Technical Assistance Agreement shall become effective on the date on which the Strategic Partner receives from the Federal Government the second Block of Shares under the terms of the provisions of Section 2.5 of the Purchase and Sale Agreement.  The Key Partners shall be jointly liable with the Strategic Partner with respect to the obligations contained in Sections 2.2, 3.2, 9.1 and 9.3 of the Technical Assistance Agreement with a maximum limit with respect to the obligations referred to therein (except for those contained in Section 9 of the Technical Assistance Agreement) equivalent to 5% (five percent) of the value of the Shares in Trust upon the terms of Section 7.1 of the Trust Agreement for the payment of damages and losses for any default.

2.7          Contribution to the Trust.  For the purpose of guaranteeing (i) the negative covenants provided for in Section 2.4 above, (ii) the obligation of the Strategic Partner not to vote more than 10% (ten percent) of the Shares, and that the Shares exceeding such percentage are voted in the same manner as a majority of the Shares into which the capital stock of the Holding Company is divided, and (iii) the obligations set forth in the Technical Assistance Agreement, the Strategic Partner, the Holding Company and the Trustee agree to execute on this date the Trust Agreement, in which the Trustee shall act as such, the Strategic Partner shall act as trustor and first beneficiary, and the Holding Company shall act as second beneficiary.  By virtue of such Trust Agreement, the Strategic Partner shall contribute the Block of Shares to the Trustee, so that such shares are kept in the Trust.  Likewise, the obligation of the Strategic Partner to contribute the Optional Shares it may acquire to the Trust shall be set forth.

2.8          Participation in the Management.  The Strategic Partner shall participate in the management of the Concession Holders through the following mechanisms:

2.8.1           Board of Directors.  The Strategic Partner shall participate in the board of directors of the Holding Company through the appointment of 3 (three) permanent members thereof and their alternates, such appointment corresponding to it by reason of its holding of Series “BB” Shares of the Holding Company.  As long as Nafin maintains a participation in the capital stock of the Holding Company equivalent to or greater than 50% (fifty percent), the Strategic Partner, through the Trustee, shall appoint such members, in compliance with the requirements set forth in the Corporate By-laws and the Shareholders’ Agreement.  Once Nafin keeps a participation of less than 50% (fifty percent), the 3 (three) members shall be appointed by the Series “BB” shareholders at the shareholders meeting pursuant to the Corporate By-laws and must satisfy at least the requirements set forth below:

(i)                be persons of good reputation and thorough business experience, as such requirements may be defined by the Nomination and Compensation Committee;

(ii)               they must have no conflict of interest with the Airport Group; and

(iii)              such persons shall not hold any position in the Airport Group.

2.8.2           Officers of the Airport Group.  The directors appointed by the Strategic Partner pursuant to paragraph 2.8.1 above shall be entitled to designate and freely remove 3 (three) of the members of the Operating Committee and their alternates, one of which must be the Director General, as well as one half of the number of people forming the first level of management and reporting to the Director General pursuant to the organizational chart attached to this Agreement as Exhibit “J”, provided that such persons shall have, at a minimum, the duties referred to below in paragraphs 2.8.2.3 to 2.8.2.5, as applicable, and who must comply with the requirements set forth under the Technical Assistance Agreement:

2.8.2.1        Operating Committee: The Holding Company and the Airport Group shall be jointly managed by an Operating Committee which shall be formed by 6 (six) members, who may or may not be officers of the Service Company.  Pursuant to the corporate By-laws, the members of the board of directors of the Holding Company appointed by the series “BB” shareholders shall appoint and be entitled to remove 3 (three) members that form the Operating

Committee and their alternates, one of whom must be the Director General, and the remaining 3 (three) shall be designated by majority vote of the board of directors of the Holding Company.  The Director General shall act as Chairman of the Operating Committee and shall have a deciding vote in the event of a tie.

2.8.2.2        General Direction: The Director General shall be responsible for the management of the Airport Group and monitoring the operation of the corporate business through the planning, programming and organization of the Airport Group.  For such purposes, he shall also be required to (i) direct the performance of the Airport Group programs; (ii) take any steps conducive to performing the functions of the Airport Group, airport operation and the rendering of services, so as to render such services in an articulated, congruent and efficient manner, and to maintain close coordination with the competent authorities; and (iii) verify, control and evaluate the performance of the Airport Group.

2.8.2.3        Senior Position entrusted with the Commercial Area: Responsible for (i) the development of commercial activities in the Assigned Airports pursuant to the standards offered by the Strategic Partner in its technical offer (commercial premises, food and beverages, advertising, etc.); (ii) the preparation of global strategies, including marketing, commercialization, real estate development, advertising and its application thereof throughout the Airport Group; (iii) the collaboration with the financial area and the legal departments to guarantee that the terms and awarding of the commercial agreements conform to the best commercial and international practices, (iv) the development of coordination programs with retailers/tenants which shall include surveillance and audit procedures; and (v) the creation and training of the commercialization team by Assigned Airport and throughout the Airport Group, reporting in all situations directly to the General Direction;

2.8.2.4        Senior Position entrusted with the Financial and Management Areas: Responsible for (i) the strategy of improvement, updating and installation of information systems and financial reports that may be required; (ii) control of the treasury and investments of the Airport Group; (iii) the collaboration with the General Direction and other areas to develop the business plans of the Airport Group, budgets and financial goals; (iv) the relationship with capital markets and the forging of relationships with investors; (v) the development and implementation of financing, treasury and comptrollership policies; (vi) the formulation and application of acquisition and supplying procedures; and (vii) ensuring that the members of his department receive proper training, reporting in all situations directly to the General Direction and working closely with the Audit Committee of the Service Company;

2.8.2.5        Senior Position entrusted with the Technical Operations Area: Responsible for (i) the preparation of the airport operations guidelines; (ii) the consolidation of statistical information; (iii) the defining of airport quality standards; (iv) the preparation and management of projects related to the Assigned Airports in general; (v) the lending of qualified technical support to the Assigned Airports; (vi) the management of the technical support office for engineering projects; and (vii) assisting in the development of the investment plan.

2.9          Acknowledgement of the Obligations of the Airport Group.  The Strategic Partner represents that is aware of the corporate by-laws of the Holding Company, the Service Company and of the Concession Companies and therefore, is acquainted with the mechanisms set forth in such documents for the making of decisions within the Airport Group in connection with its operation, with which it obliges itself to comply in all respects.

Likewise, the Strategic Partner states that it is aware of the terms and conditions contained in the Management Services Agreement and that under this Agreement, it assumes the obligation to provide the Service Company such technical assistance as may be required pursuant to the Technical Assistance Agreement, so that the Service Company may comply, in turn, with its obligations under the Management Services Agreement.  The foregoing shall not be understood as an adhesion by the Strategic Partner to the Management Services Agreement.

Finally, the Strategic Partner acknowledges that it is fully aware that the companies that comprise the Airport Group have executed collective bargaining agreements with their employees and have different plans with respect to their labor relationships as mentioned in Section 6.1.3 below.

3.             Obligations of the Federal Government and Nafin.

3.1          Sale of the Block of Shares.  The Federal Government undertakes to sell and transfer the Block of Shares to the Strategic Partner upon the full payment of the price thereof upon the terms set forth in the Purchase and Sale Agreement, provided that the Strategic Partner shall, upon receipt of the certificates representing the capital stock of the Airport Group, contribute to the Trust referred to in Section 2.7 above, the Shares corresponding to the Block of Shares.

3.2          Execution of Agreements.  The Federal Government, Nafin and the Trustee, undertake to execute on this date (i) the Purchase and Sale Agreement; (ii) the Trust Agreement; (iii) the Shareholders’ Agreement, (iv) the Option Agreement; and (v) to hold the Extraordinary Shareholders’ Meeting respectively, as applicable.

3.3          Public Offer of Shares.  Not later than 4 (four) years from the date of this Agreement, Nafin undertakes to make one or more public offers or other kind of public stock placement according to the applicable regulation of each jurisdiction which jointly represent at least 36% (thirty-six percent), in the aggregate, of the Shares representing the capital stock of the Holding Company held by Nafin, in the domestic and international securities markets, only if the market conditions are advantageous to carry out such sale.

3.4          Purchase Option.  In the event that Nafin is not able to carry out the public offer of at least 36% (thirty-six percent) of the Shares representing the capital stock of the Holding Company pursuant to Section 3.3 above, Nafin promises to sell to the Strategic Partner a number of Shares equivalent to 36% of the capital stock of the Holding Company (the “Additional Shares”) outstanding at that time (without considering such Portion of Shares pending exercise pursuant to the Option Agreement), upon the terms and conditions set forth below:

3.4.1.          The sale price of the Additional Shares shall be equal to $0.1094186106173 U.S. Dollars ($0.1094186106173 U.S. Dollars), plus interest equal to  5% (five percent) per year.  The price of the Additional Shares shall be decreased, as the case may be, in an amount equivalent to the amount of dividends paid in cash or in shares by the Holding Company to Nafin as of the date of execution of this Agreement.

3.4.2.          The Strategic Partner shall have a period of 12 (twelve) months from the fourth anniversary of the execution of this Agreement in the event that the public offer of shares referred to in Section 3.3 above is not performed, to notify Nafin in writing (the “Purchase Notice”) of its intention to exercise the purchase right set forth in Section 3.4 above, provided that if the Purchase Notice is not filed in the aforementioned period such purchase right shall be deemed as terminated.

3.4.3.          Upon receiving a Purchase Notice, Nafin and the Trustee, within 30 (thirty) business days must (i) hold a shareholders meeting of the Holding Company which purpose is to eliminate the limits of individual participation set forth in Article Ten of the By-laws of the Holding Company so that the Strategic Partner is able to acquire the Additional Shares, and (ii) obtain all the governmental authorizations required for that purpose.

3.4.4.          In the event that the Strategic Partner has filed a Purchase Notice with Nafin, the Strategic Partner must pay the price to Nafin in U.S. Dollars, currency of the United States of America, or in pesos, at the exchange rate of the payment date, as published by Banco de México in the Official Gazette of the Federation in immediately available funds, in the manner instructed by Nafin in writing not later than 60 (sixty) business days after the date of receipt by Nafin of the Purchase Notice.

3.4.5.          In the event that the Strategic Partner acquires the additional shares, it must execute with Nafin prior to such acquisition, an agreement by virtue of which it undertakes the following obligations:

(i)                Within 5 (five) years from the date of acquisition of the Additional Shares, it shall sell and place in the domestic and international securities markets through one or several public offers or other type of placements to investors pursuant to the applicable legislation in each jurisdiction, shares representing at least 36% (thirty-six percent) of the capital stock of the Holding Company, in which case Nafin shall be entitled to sell therein or in the other public offers, a proportion of Shares equal to those placed by the Strategic Partner, and

(ii)               Nafin shall be entitled to sell its Shares in the securities market through a public offer at any time after execution of this Agreement and notwithstanding the fact that the Strategic Partner has acquired the Additional Shares it shall continue to be bound pursuant to Section 2.3 above, upon Nafin’s request.  In the event that Nafin places its Shares in the securities market, the Strategic Partner must sell its participation in the Additional Shares in such public offer, provided that the sale price per share is equal to or greater than the price of exercise and acquisition of the Additional Shares in dollars at the exchange rate of the date of acquisition thereof plus interest equal to 5% (five percent) per year considering any dilution.  In the event that favorable market conditions exist and the Strategic Partner fails to comply with the obligation set forth in paragraph (i) above and in this paragraph, the Strategic Partner shall contribute the Shares owned by it at that time representing 36% (thirty-six percent) of the capital stock of the Holding Company in an irrevocable trust where the trustee is instructed to vote such Shares in the same manner as the vote of a majority of the capital stock of the Holding Company, unless the price of the Public Offer is less than the price of acquisition of the Additional Shares in dollars at the exchange rate of the acquisition date thereof plus interest equal to 5% (five percent) per year.

(iii)              In the event that the market conditions do not allow the Strategic Partner to comply with the requirements of paragraph (i) above, the Agreement referred to in this Section shall survive for an indefinite period of time until the market conditions allow the Strategic Partner or Nafin to comply therewith.

(iv)              In the event that Nafin wishes to exercise the right mentioned in paragraph (i) above, the Strategic Partner must comply with the obligations contained in Section 2.3 above, determining by common agreement the percentage of shares that may be offered in the securities market.  In all events, Nafin and the Strategic Partner shall participate in such offer with the sale of Shares in equal amounts.

(v)               In the event that the Strategic Partner contributes its Shares to a trust upon the terms of paragraph (ii) above, the Strategic Partner shall have at all the times the right to instruct the trustee to sell such Shares in the securities market and to deliver to it the proceeds thereof.

3.4.6.          The Block of Shares and the Optional Shares, as the case may be, shall be kept in Trust to guarantee only the obligations of permanence provided for in Sections 2.4. and 2.4.2 above, therefore amending the Trust Agreement in order for the Strategic Partner to become entitled to instruct the Trustee as to the manner in which the Block of Shares must be voted in its entirety.

3.5          Nafin, in its capacity as trustee, undertakes to comply with the terms of the Purchase and Sale Agreement referred to in recital 1.15 above, as well as to execute the Shareholders’ Agreement and to comply with the obligations contained therein, in particular those provided for in Section 3.4 above.

4.             Obligations of the Airport Group.

4.1          Optional Shares.  Once the Strategic Partner has acquired the Block of Shares and the shareholders of the Holding Company have approved this acquisition, the Holding Company undertakes to issue the Optional Shares and to keep them in its treasury pending their subscription and payment by the Strategic Partner during such period and upon such terms as set forth in the Option Agreement.  Likewise, it undertakes to keep such Optional Shares representing at all times 5% (five percent) of the capital stock of the Holding Company after issuance thereof.  Accordingly, the Holding Company undertakes to execute the Option Agreement.

4.2          Technical Assistance Agreement.  The Holding Company, the Service Company and the Concession Companies undertake to execute as of this date the Technical Assistance Agreement and consequently, to carry out any acts necessary for the performance of their obligations thereunder.

4.3.         Public Offer: The Holding Company assumes the obligations set forth in Section 2.3 above with respect to assisting to the Federal Government in carrying out the Public Offer.

5.             Commitments of the Strategic Partner.

The Strategic Partner guarantees to the Federal Government and to the Airport Group that upon the execution of this Agreement and as long as its obligations under the Transactional Documents remain in force that:

5.1          Incorporation, Organization and Authorities.  It is a company duly incorporated and validly existing as stated in the recitals section of this Agreement and that its legal attorney has sufficient authority to execute the same and to bind the Strategic Partner as provided for under the Transactional Documents.

5.2          Validity of the Agreement.  This Agreement has been validly entered into by the Strategic Partner and constitutes a valid and binding obligation of the Strategic Partner, enforceable in accordance with its terms.

5.3          Approvals or Notices.  Except for the authorizations set forth in Section 7.1.4 of this Agreement, the execution of this Agreement by the Strategic Partner and the Key Partners and the performance of the transactions contemplated herein: (i) does not breach or require the consent, approval or filing of any notice under any applicable law; (ii) except for the Trust, does not result in the creation of any lien on the shares, does not constitute a breach or result in the acceleration or advance termination of the obligations of the Strategic Partner or the Key Partners or in the creation of a lien pursuant to the corporate by-laws of the Strategic Partner or the corporate by-laws of the Key Partners or in the advance termination of any mortgage deed, lease, license agreement, agreement or instrument to which the Strategic Partner or the Key Partners is a party or by virtue of which the Strategic Partner, the Key Partners or their assets are affected in a manner such that they originate a default on the obligations of the Strategic Partner or the Key Partners in respect of any Transaction Document or represent a contingency equivalent to or greater than 10% (ten percent), jointly or individually of their annual net sales; and (iii) does not result in the termination or forfeiture of any right in the agreements to which the Strategic Partner or the Key Partners are a party.

5.4          Taxes.  The Strategic Partner and the Key Partners have filed in due time with the federal, state and municipal authorities, as well as with any other governmental entities, all necessary tax returns and made all tax payments that must be made with respect to the Strategic Partner and have paid, or made a provision in their financial statements for, all taxes derived from the operation thereof, and no issue has arisen or been claimed by the authorities in connection with the above, or if such is the case, have initiated the appropriate actions which are necessary to challenge the payment of taxes that were improperly assessed or confirm their compliance with the tax laws.

5.5          Litigation.  Neither the Strategic Partner nor its Partners have any litigation, proceeding, claim or governmental investigation pending, or litigations brought by any third parties other than those with respect to which SCT has been informed during the Bidding Process, that might affect the continuance of their operations if resolved adversely against the Strategic Partner or its Partners, including any judgment in bankruptcy or suspension of payments, upon its own request or upon third parties request, and are in compliance with their payment obligations with any third parties, or as the case may be, have initiated the corresponding actions to confirm the compliance with such obligations.

5.6          Financial Statements.  The financial statements of the Strategic Partner (i) are true, complete and have been prepared according to the records of the Partners of the Strategic Partner; (ii)

accurately reflect the financial condition, assets and liabilities of the Partners of the Strategic Partner; and (iii) have been prepared pursuant to generally accepted accounting principles, consistently applied, and such will be provided to the Federal Government upon its request.

5.7          Patents and Trademarks, etc.  The Strategic Partner and the Key Partners, as applicable, have all patents, registered trademarks, software licenses and copyrights as may be necessary to render the technical assistance under the Assistance Agreement.  No patent or patent application necessary to render the technical assistance under such Agreement is involved in a patent infringement proceeding which might limit its use.  The Strategic Partner or the Partners of the Strategic Partner do not use and have not planned to use or sell any asset that might infringe on any brand, patent, license or right of any individual or legal entity which might require a license or sublicense under any such patents, licenses or rights.  The Strategic Partner or the Partners of the Strategic Partner have not received any notice notifying them that they have infringed any patents, trademarks, licenses, copyrights, industrial secrets or any other rights related to the Assistance Agreement to the prejudice of any individual or legal entity.

5.8          Guarantee.  The Partners of the Strategic Partner granted a guarantee as part of the Bidding Process covering the payment of damages and losses in the event of default in the payment of the price of the Block of Shares and any other consideration in favor of the Federal Government under the Purchase and Sale Agreement.

5.9          Financial Structure.  In accordance with that which is set forth in Section 9.6.3 of the Invitation, the Strategic Partner agrees to keep in its financial structure, for a period of 15 (fifteen) years from the date of signing of this Agreement, a debt level in which the total debt-to-equity ratio shall be less than or equal to 50% (fifty percent).

6.             Commitments of the Airport Group.

The Airport Group represents and warrants that:

6.1          Organization and Authorities.  Each of the companies that constitute the Airport Group is a company duly organized and validly existing under the laws of the United Mexican States.  Likewise, each of the companies that constitute the Airport Group has sufficient authority to lease, encumber and use its assets and to carry out its business as currently conducted in the United Mexican States.  No dissolution or liquidation proceeding has been filed by any such companies.  The companies of the Airport Group have made available to the Strategic Partner complete copies of their registry books, the minutes of their board of directors and shareholders meetings and any other books and records of the company, all of which are adequate and correct.

6.2          Validity of the Agreement.  This Agreement has been validly executed by the companies that comprise the Airport Group and constitutes a valid and binding obligation of each of them, enforceable in accordance with its terms.

6.3          Capitalization.  Except for the Optional Shares, each and all the Shares that constitute the capital stock of the companies of the Airport Group have been duly authorized, fully paid, have not been issued in contravention of any applicable laws, or breach any preemptive or similar rights.  Except for such Optional Shares, there are no options, guarantees, rights, agreements, calls, commitments or offers of any nature related to the Shares.  The Shares are free from any lien, interest, restriction or ownership limitation.

6.4          Approvals or Notices.  Except for the authorizations referred to in the recitals section of this Agreement, which have been obtained, the execution hereof by the Airport Group and the transactions contemplated herein (i) do not breach or require any consent or approval under, any applicable law; (ii) except for the Trust, do not result in the creation of any lien on the Shares, constitute a default or result in the acceleration of the obligations of the companies that comprise the Airport Group or in the creation of any lien on any portion of the assets of the companies under the corporate by-laws of the companies that constitute the Airport Group or any mortgage deed, lease, license agreement, agreement or instrument to which the companies are a party or by virtue of which any of them or their assets are affected; and (iii) do not result in the termination or forfeiture of any right in the agreements to which they are party.

6.5          Financial Statements.  The Financial Statements are true, complete and have been prepared consistent with the terms in the notes of the auditors submitted therewith.

6.6          No Amendments.  Except as provided in Exhibit “I” to this Agreement, as from the date of preparation of the Financial Statements, as reflected therein, there have been no adverse change in the assets, liabilities, financial condition and operations of the Airport Group that may prevent the companies constituting it from continuing to operate, except for any changes arising in the ordinary course of business or such amendments and situations as have been informed to the Strategic Partner.

6.7          Concession Holding.  Each of the Concession Holders holds a 50 (fifty) year Concession, subject to extension, to administer, operate or utilize and, as the case may be, build the Assigned Airport corresponding to each of them, and to use and enjoy the publicly owned real estate referred to in such Concessions and which is necessary for the operation of the corresponding Assigned Airports and such Concessions are not subject to any proceeding that may affect their validity.

6.8          Title to Assets.  Each of the Holding Companies owns the assets described in the Personal Property Purchase and Sale Agreement which are free from any lien or limitation of ownership.

6.9          Taxes.  The Airport Group has timely filed with the corresponding federal, state and municipal authorities, and with any other governmental entities, all necessary tax returns and made all payments with respect to the companies that constitute the Airport Group and has paid, caused to be paid, or made a provision in the Financial Statements for the payment of, all taxes arising from the operation thereof and no matter has arisen or been claimed by the authorities and therefore, they do not reserve any right or action to claim any payment or compensation therefor.

6.10        Litigation.  The Airport Group has no litigation, proceeding, claim or governmental investigation pending against the companies that constitute the Airport Group, or any litigation brought by any third parties, other than those which have already been informed to the Strategic Partner during the Bidding Process in the Process Information which might affect the continuance of their operations if resolved adversely against the companies that constitute the Airport Group.  Likewise, to their knowledge, no bankruptcy or suspension of payments has been declared, since they are in compliance with all their monetary obligations.

6.11        Compliance.  No notice has been received by the companies that constitute the Airport Group informing them that they have incurred any breach to the Concessions under any law, requirement, regulation, injunction, notice, decree, or any violation, except as otherwise informed to the Strategic Partner during the Bidding Process, which might prevent the Concession Companies from continuing with their operations.  Likewise, none of the Concession Companies has breached their corporate by-laws or violated any corporate restrictions.  The companies that constitute the Airport Group have not incurred any event of default with respect to any provisions contained in any agreement, contract or instrument to which the companies are a party and under which they are bound in a manner affecting the business or condition of the business of the Concession Companies or any of their properties or assets.

6.12        Compliance with Environmental, Health and Safety Matters.  The Airport Group acknowledges that:

6.12.1         Each of the companies that constitutes the Airport Group is in compliance with all applicable environmental laws, except as indicated in the audit carried out by the Mexican Federal Agency of Environmental Protection, and in such case must comply with the plan of action determined for it by such authority as the Strategic Partner was informed of during the Bidding Process in the Process Information;

6.12.2         Any notices, permits, licenses or similar authorizations that must be obtained or filed with any environmental authority in connection with the operation of the business have already been obtained or, as the case may be, filed, except for the audit carried out by the Mexican Federal Agency of Environmental Protection and with which a plan of action determined for it by such authority must be complied with as the Strategic Partner was informed of during the Bidding Process in the Process Information;

6.12.3         There are no past or pending investigations, proceedings or claims against the companies that constitute the Airport Group related to the presence, removal or disposal of any hazardous material or due to any breach of any applicable environmental law, other than those which the Strategic Partner was informed of during the Bidding Process in the Process Information;

6.12.4         Out of the ordinary course of business, no hazardous material has been stored or kept in any building owned by the companies that constitute the Airport Group or any concessionaire thereof, or in any building leased by the companies, other than those which the Strategic Partner was informed of during the Bidding Process in the Process Information;

6.12.5         None of the buildings owned, leased or operated by the companies that constitute the Airport Group has been used as a waste site or contains underground storage tanks, except for those disclosed to the Strategic Partner during the Bidding Process and except for those necessary in the ordinary course of their business;

6.12.6         The companies that constitute the Airport Group have no knowledge of any conditions or circumstances that exist or have existed that might have caused or imposed any responsibility for such companies with respect to any applicable environmental law, except for those disclosed to the Strategic Partner during the Bidding Process in the Process Information;

6.12.7         No company constituting the Airport Group has received any notice or claim or has knowledge of any factors from which it may be implied that they are responsible vis-à-vis any person, as a result of any hazardous material originated or stored in any building owned or leased by the companies at any time, or that such materials have been unloaded, issued, removed or transported from any other source to any building owned or leased by the companies that constitute the Airport Group, except for what was disclosed to the Strategic Partner during the Bidding Process in the Process Information; and

6.12.8         No condition or circumstance exists or has existed, and none of the activities carried out by the companies that constitute the Airport Group is occurring or has occurred, that has resulted in an exposure to a hazardous material affecting any person or property with respect to which the owner of the building or the companies constituting the Airport Group might be held responsible in the future for damages and losses resulting from such exposure, except as otherwise disclosed to the Strategic Partner in the Information Process during the Bidding Process.

6.13        Labor Matters.  None of the companies that constitute the Airport Group has suffered any strike or lockout by any union or group of workers, except for what was disclosed to the Strategic Partner during the Bidding Process in the Process Information.  Each of the companies, as of the date hereof, has made all payments required by the applicable laws or has reserves, as reflected in their respective financial statements, sufficient for the making of such payments already due to the Retirement Savings Fund System and the Mexican Social Security Institute.  The companies have complied with all applicable provisions set forth in the labor laws for the operation of the companies that constitute the Airport Group, including provisions concerning the income withholding tax, labor relationships, fees, equal opportunities, payment of pensions, assessments, social security and other taxes.

The companies that constitute the Airport Group have executed collective bargaining agreements with their employees.  Likewise, they have executed several plans with respect to their labor relationships, which include, for example, but without limitation, social security plans (birth, marriage and death) and savings fund plans.

7.             Conditions Precedent.

7.1          Conditions Precedent for the Strategic Partner.  The Strategic Partner stipulates that no obligation shall arise for the Federal Government or the Airport Group under this Agreement and the Transactional Documents, due to a failure by the Strategic Partner in not complying with the following conditions precedent:

7.1.1           Formalization.  The Strategic Partner shall have formalized the Transactional Documents on the date of this Agreement;

7.1.2           Payment.  The Strategic Partner shall have paid the price of the Block of Shares on the date and under the terms of the Purchase and Sale Agreement;

7.1.3           No Default.  No event of default imputable to the Strategic Partner under this Agreement or the Transactional Documents shall have occurred; and

7.1.4           Authorizations.  The Strategic Partner shall have obtained all necessary corporate and governmental authorizations, including the authorization from the Interministerial Commission for the Granting of Concessions and Permits under the Airport Law referred to in Article 21 of such law, and from the Federal Commission on Competition, to execute this Agreement and any other Transactional Document.

7.2          Conditions Precedent for the Federal Government and the Airport Group.  The Federal Government and the Strategic Partner agree that no obligation shall arise for the Strategic Partner under this Agreement and the Transactional Documents so long as the Federal Government or the Airport Group, as the case may be, has complied with the following conditions precedent:

7.2.1           Formalization.  The Federal Government and the Airport Group shall have formalized on the same date of this Agreement the applicable Transactional Documents;

7.2.2           No Default.  No event of default hereunder or under the Transactional Documents imputable to the Federal Government or to the Airport Group affecting the Strategic Partner shall have occurred;

7.2.3           Extraordinary Shareholders’ Meeting.  An Extraordinary Shareholders’ Meeting shall have been held authorizing the issuance of Optional Shares for the subsequent subscription and payment thereof.

8.             Events of Default.

8.1          Events of Default by the Strategic Partner.  In any event of default by the Strategic Partner on its obligations under this Agreement or any of the Transactional Documents, the Federal Government and the Airport Group shall be entitled to exercise the remedies set forth in Sections 8.3 and 9 below, as the case may be.  The following are considered as events of default by the Strategic Partner under this Agreement:

8.1.1           Failure to pay the price of the Block of Shares and any other consideration to the Federal Government under the Purchase and Sale Agreement;

8.1.2           Failure to comply with any of the obligations under the Technical Assistance Agreement once pursuant to such agreement such default is deemed to be an event of default and such Technical Assistance Agreement has been terminated in advance as a consequence of such event of default.  It shall not be considered an event of default for the purposes of this Agreement in the event that the termination of the Technical Assistance Agreement is pending resolution by an arbitration court pursuant to the terms thereof, until such termination has been declared by the aforementioned arbitration court;

8.1.3           Failure to comply with any of the positive and negative covenants under this Agreement or the commitments contained in  Section 5 above;

8.1.4           Any Change of Control in the Strategic Partner during the Ten-Year Period or any Change of Control in any of the Key Partners of the Strategic Partner, except as otherwise previously authorized, in the latter case, by SCT pursuant to Section 2.4.3 above, or that at least the dates referred to in Sections 2.4.1 and 2.4.2 above shall have transpired;

8.1.5           Any legal action brought by the Strategic Partner, its Key Partners, or any third party against the Strategic Partner, resulting in the judgment by a competent judge in suspension of payments or bankruptcy thereof and such judgment by a competent judge remains not dismissed and unstayed for a term of 90 (ninety) business days after the date of receipt of the notice referred to in Section 8.6 below; or

8.1.6           Loss at any time by the Strategic Partner or any of its Key Partners of at least 70% (seventy percent) of its net worth.

8.2          Grace Period.  In order for the events of default set forth in Sections  8.1.3, 8.1.4 and 8.1.6 to be deemed as events of default by the Strategic Partner, 30 (thirty) calendar days and 90 (ninety) business days, respectively, must elapse from the date on which the Federal Government or any of the companies that constitute the Airport Group has notified such circumstance to the Strategic Partner under Section 8.4 below, without it having remedied the respective default.

8.3          Remedies of the Federal Government and the Airport Group.  In any event of default by the Strategic Partner under Sections 8.1 and 8.2 above, the Federal Government, Nafin and the companies that constitute the Airport Group shall have the following rights:

8.3.1           In the event that the default referred to in Section 8.1.1 above has occurred, the Federal Government and the companies that constitute the Airport Group shall be entitled to terminate this Agreement, and each and all the Transactional Documents or to demand, pursuant to Section 9 below, mandatory compliance therewith.  In the event that the Federal Government decides to terminate this Agreement and the other Transactional Documents, the Strategic Partner shall forfeit, as contractual penalty arising from its failure to pay the price of the Block of Shares and in order to repay the Federal Government for the damages and losses resulting from such failure, with respect to the first installment of the price referred to in the Purchase and Sale Agreement, the guarantee mentioned in Section 5.8 above, granted by the Strategic Partner or the Key Partners as a part of the Bidding Process and with respect to the second installment of the price under the Purchase and Sale Agreement, the equivalent to the first installment of the price of the Block of Shares.

8.3.2           In any event of default under Sections 8.1.2, 8.1.3, 8.1.4, 8.1.5 and 8.1.6 above, the provisions of Sections 12.3 and 12.4 of the Technical Assistance Agreement shall be applied.

8.4          Procedure.  In the event that a default by the Strategic Partner has occurred, Nafin, the Federal Government or the Holding Company, as the case may be, shall notify the same to the Strategic Partner for the purposes of Section 8.2 above.  In such notice, Nafin, the Federal Government or the Holding Company, as the case may be, shall indicate to the Strategic Partner the manner in which they shall exercise their rights with respect to the event of default in question and shall bring the applicable legal actions under the Transactional Documents.  In the event that Nafin, the Federal Government or the Holding Company, as the case may be, elects to terminate any juridical relationship pursuant to Section 8.3 above, the same shall be deemed terminated in advance as from the time of receipt of the abovementioned notice or, as the case may be, once the terms set forth in Section 8.2 above have elapsed, without prejudice to the exercise of any other rights under any other Transaction Document.

For the exercise of their rights under this Agreement, it shall not be necessary that the Federal Government or the Holding Company obtain any judicial order or statement.

8.5          Events of Default by the Federal Government, ASA and the Airport Group.

8.5.1           The following are events of default by the Federal Government affecting the Strategic Partner:

8.5.1.1        Failure to comply with the obligation of endorsement and delivery of the share certificates corresponding to the Block of Shares under the Purchase and Sale Agreement;

8.5.1.2        Failure to comply with their obligations contained in Section 3.3 above; and

8.5.1.3        Failure to comply with the commitments contained in Section 6 above.

8.5.2           The following are events of default by ASA and, as a result, the Federal Government, affecting the Holding Company and the Concession Holders:

8.5.2.1        Failure to comply with their indemnifying obligations in environmental matters under the Concessions; and

8.5.2.2        Failure to comply with their indemnifying obligations under the  Personal Property Purchase and Sale Agreement.

8.5.3       The following are events of default by the Holding Company affecting the Strategic Partner:

8.5.3.1        Failure to comply with its affirmative covenants under the Option Agreement; or

8.5.3.2        Failure to comply with its affirmative covenants under the Technical Assistance Agreement;

8.5.4           Failure to comply with its obligations under the Shareholders’ Agreement shall constitute an Event of Default by Nafin in its capacity as Trustee.

8.6          Grace Period.  In order for the events of default set forth in Section 8.5, except for that contained in Section 8.5.1.1, to be considered as events of default by the Federal Government, ASA or the Holding Company, as applicable, under such Sections, 30 (thirty) calendar days must elapse as from the date on which the Strategic Partner or, as the case may be, the Holding Company, as applicable, have notified such event of default to ASA, the Federal Government or the Holding Company, as applicable, pursuant to Section 8.8 below.  In order for the assumption provided for in Section 8.5.1.1 to be deemed an event of default by the Federal Government, 15 (fifteen) business days must elapse as from the giving of notice by the Strategic Partner to the Federal Government pursuant to Section 8.8 below.

8.7          Remedies of the Strategic Partner.  In any event of default by the Federal Government or the Holding Company under Sections 8.5.1 and 8.5.3 above, the Strategic Partner shall be entitled to demand mandatory compliance with the defaulted obligations.  In the specific cases provided for in Sections 8.5.1.1 and 8.5.1.2 above, the Strategic Partner may demand the advance termination of this Agreement and the Transactional Documents.  In the assumption provided for in Section 8.5.4, the Strategic Partner and the Key Partners shall be exempted from the obligations under Sections 2.4.1 and 2.4.2 above and may terminate the Technical Assistance Agreement with no liability to them or may elect to demand mandatory compliance with the defaulted obligations.

In no event shall any default by the Federal Government or Nafin under Section 8.5 above entitle the Strategic Partner to default on its obligations under this Agreement or the Transactional Documents.

8.8          Procedure.  In any event of default mentioned in Sections 8.5.1 and 8.5.3 above, the Strategic Partner shall notify such circumstances to the Federal Government and the Holding Company, as the case may be, indicating the manner in which it shall exercise its abovementioned rights.

8.9          Remedies of the Holding Company and of the Concession Companies.  With respect to the events of default referred to in Section 8.5.2 above, ASA, and as a result, the Federal Government, shall respond to the Holding Company and the Concession Companies under the provisions of the Concessions and the Personal Property Purchase and Sale Agreement, respectively.

9.             Resolution of Controversies.

9.1          Transactional Documents.  Any controversy arising in connection with any of the Transactional Documents must be resolved in accordance with the rules on resolution of controversies provided for in each of the Transactional Documents and in the absence of such rules, the controversy shall be submitted to the jurisdiction of the appropriate federal courts of the Federal District.

10.          Miscellaneous.

10.1        Notices.  Any notice to be delivered by one party to the other under this Agreement shall be in writing and sent to the other party by certified mail, return receipt requested, fax or personally delivered and shall be deemed as made upon its actual receipt by the addressee.  All notices shall be sent to the following domiciles of the parties:

To the Strategic Partner:
Aeropuertos Mexicanos del Pacífico, S.A. de C.V.
Blvd. Manuel Avila Camacho No. 88, Piso 9
Col. Lomas de Chapultepec
11000 Mexico, D.F.
Attn: Mr. Jaime de la Rosa Montes

To the Federal Government
Secretaría de Comunicaciones y Transportes
Av. Xola y Universidad
Col. Narvarte
Mexico, D.F.
Attention:  Legal Director General

To the Airport Group:
Grupo Aeroportuario del Pacífico, S.A. de C.V.
Av. 602 No. 161
Col. San Juan de Aragón
15620 Mexico, D.F.
Attention:  Director General

To Nafin:
Insurgentes Sur 1971 Tower 4
Col. Guadalupe Inn, C.P. 01020
Mexico, D.F.
Attention:  General Trustee Deputy

Whenever any of the parties changes its domicile indicated above, it must notify the same by notice sent to the other parties as provided for in this Section.

10.2        Term of Existence and Amendments.  This Agreement shall be in force for a term of 15 (fifteen) years as from its date of execution.  In the event that any of the parties to this Agreement requires any modification thereto, the following shall be applicable:

10.2.1         Any advance termination of the Agreement or any amendment to the provisions of Section 2.4 during the first 5 (five) years of existence of the Agreement or, as long as the Federal Government holds, directly or indirectly, the ownership or control of at least 25% (twenty-five percent) of the capital stock of the Holding Company shall require the prior approval of the shareholders of the Holding Company and the Federal Government, which shall grant it in the events where it is duly justified.

10.2.2         Once such 5 (five)year term has elapsed or in the event that the Federal Government holds, directly or indirectly, the ownership or control of at least 25% (twenty-five percent) of the capital stock of the Holding Company, prior approval from a majority of the members of the Board of Directors of the Holding Company shall be required.

10.2.3         In any of the events provided for in Sections 10.2.1 and 10.2.2 above, the full compliance with the obligations contained in the Concessions must be guaranteed to the Federal Government to its satisfaction.

10.3        Confidentiality.

10.3.1         Each of the parties binds itself to, and, as the case may be, shall cause its affiliates, members of the board of directors, officers, employees, agents and consultants to bind themselves to keep secret and not to disclose or provide to any other person, directly or indirectly, or use to the prejudice of the Airport Group or any of the parties, any oral, written or other information concerning the Bidding Process, this Agreement or the Transactional Documents, the transactions contemplated in this Agreement or the Transactional Documents or any other information that is confidential or related to the Airport Group, including, without limitation, the plans, transactions or results and financial statements (jointly, the “Confidential Information”), except to the extent that the use of such Confidential Information is necessary to submit or obtain any consent or approval required for the performance of the transactions contemplated in this Agreement or the Transactional Documents or except in the extent to which the provision or use of such Confidential Information is required by law or is necessary in connection with any legal proceeding.  Nothing contained in this Agreement shall be construed as the granting of a license with respect to such Confidential Information to the receiver thereof.

10.3.2         Notwithstanding the provisions of Section 10.3.1 above, any party may disclose any information, without any restriction and without any obligation to keep such information confidential, provided that (i) the disclosure of such information must be made in compliance with any applicable law or under the rules or regulations of any stock exchange or quotation system, (ii) such information becomes generally available to the public by reason other than the disclosure by such party, or (iii) such information would have been generally available on a non-confidential basis prior to its disclosure by any party.

10.3.3         Notwithstanding the above, the Federal Government may make public announcements on the execution of this Agreement and the Transactional Documents and provide the information that, as the case may be, may be requested by the competent authorities and the Congress of the Union, if applicable, and include such information in the report that it must deliver with respect to the Bidding Process.  The Strategic Partner may make public announcements with respect to the execution of this Agreement by previously notifying the Ministry of that respect.

10.3.4         No party may disclose any Confidential Information to any consultant or third party advisor unless such consultant or third party advisor agrees in writing to be bound by these confidentiality provisions and each party and its consultants and third party advisors shall be subject to civil penalties and monetary damages if they breach the provisions of this Section 10.3.

10.4        Headings.  The headings of the sections of this Agreement are included only for reference purposes and shall not limit or otherwise affect the meaning of any provision of this Agreement.

10.5        Severability.  In the event that one or more of the provisions contained in this Agreement or the application thereof in any circumstance is declared by any competent authority invalid, illegal or unenforceable in any aspect or by any reason, the validity, legality and enforceability of any such provision in any other aspect and of the remaining provisions of this Agreement, shall not be limited or affected in any manner.  Additionally, the parties to this Agreement agree to use their best efforts to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision which shall seek to comply, to the greatest extent possible, with the economic, business and all other purposes of the invalid or unenforceable provision.

10.6        Successors, Assignees, etc.  Except as otherwise provided for in this Agreement, the parties shall not transfer or assign the rights and obligations contained in this Agreement or the Transactional Documents without the prior written consent of the Federal Government and the Holding Company.

10.7        Applicable Law.  This Agreement shall be governed and performed under Mexican law in federal matters and the laws of the Federal District in local matters.

10.8        Applicable Currency.  Except as otherwise expressly provided for in this Agreement, any reference to any amount of money shall be deemed a reference to the lawful currency of Mexico, that is, Mexican pesos.

10.9        Counterparts.  This Agreement shall be signed in 6 (six) counterparts, each of which whenever so signed shall be considered as an original, but all together shall constitute one and the same instrument.

10.10      Integration.  Except as otherwise specifically provided for herein, this Agreement, together with the Transactional Documents, supersedes any previous agreements between the Parties concerning the purpose of this Agreement and such other documents, and it is the intention of the parties that it is the final expression and the complete and exclusive statement of their will with respect to the subject matter of this Agreement and such other instruments.

In the event of any discrepancy between the provisions of this Agreement and the Transactional Documents and those contained in the Invitation and in the General Guidelines for the Opening to Investment in the Mexican Airport System, the provisions contained in this Agreement and the Transactional Documents shall prevail.

10.11      In the event of any inconsistency between any of the Transactional Documents, the provisions of this Agreement shall rule in the first place, as well as the provisions of the Purchase and Sale Agreement, the Shareholders’ Agreement, the Trust Agreement, the Technical Assistance Agreement and the Option Agreement in the above mentioned order.

This Agreement is executed in Mexico City, Federal District at 12:30 P.M. on the above mentioned date, with the conformity of all its parties in Mexico, Federal District.

AEROPUERTOS MEXICANOS DEL PACIFICO, S.A. DE C.V.	FEDERAL GOVERNMENT, THROUGH THE MINISTRY OF COMMUNICATIONS AND TRANSPORTATION, JOINT AND SEVERAL OBLIGOR (under the terms of this Agreement)

By: Jaime de la Rosa Montes Title: Legal Representative	By: Aarón Dychter Poltolarek Title: Undersecretary of Transportation

AENA SERVICIOS AERONAUTICOS, S.A., SOCIEDAD UNIPERSONAL	NACIONAL FINANCIERA, S.N.C., TRUST DEPARTMENT, JOINT AND SEVERAL OBLIGOR (under the terms of this Agreement)

By: Jaime de la Rosa Montes Title: Legal Representative	By: Antonio Cárdenas Arroyo Title: General Trust Delegate

AEROPUERTO DEL PACIFICO ANGELES, S.A DE C.V.	GRUPO AEROPORTUARIO DEL PACIFICO, SA. DE C.V., JOINT AND SEVERAL OBLIGOR (under the terms of this Agreement)

By: Jaime de la Rosa Montes Title: Legal Representative	By: Jorge Lanz de la Isla Title: Chief Executive Officer

INVERSORA DEL NOROESTE, S.A. DE C.V., JOINT AND SEVERAL OBLIGOR (under the terms of this Agreement)	SERVICIOS A LA INFRAESTRUCTURA AEROPORTUARIA DEL PACIFICO, S.A. DE C.V.

By: Jaime de la Rosa Montes Title: Legal Representative	By: Jorge Lanz de la Isla Title: Chief Executive Officer

GRUPO DRAGADOS, S.A., JOINT AND SEVERAL OBLIGOR (under the terms of this Agreement)	AEROPUERTO DE AGUASCALIENTES, S.A. DE C.V.

By: Jaime de la Rosa Montes Title: Legal Representative	By: Jorge Lanz de la Isla Title: Chief Executive Officer

GRUPO EMPRESARIAL ANGELES, S.A. DE C.V., JOINT AND SEVERAL OBLIGOR (under the terms of this Agreement)	AEROPUERTO DE BAJIO, S.A. DE C.V.

By: Olegario Vázquez Aldir Title: Legal Representative	By: Jorge Lanz de la Isla Title: Chief Executive Officer

AEROPUERTO DE GUADALAJARA, S.A. DE C.V.	AEROPUERTO DE HERMOSILLO, S.A. DE C.V.

By: Jorge Lanz de la Isla Title: Chief Executive Officer	By: Jorge Lanz de la Isla Title: Chief Executive Officer

AEROPUERTO DE DE LA PAZ, S.A. DE C.V.	AEROPUERTO DE LOS MOCHIS, S.A. DE C.V.

By: Jorge Lanz de la Isla Title: Chief Executive Officer	By: Jorge Lanz de la Isla Title: Chief Executive Officer

AEROPUERTO DE MANZANILLO, S.A. DE C.V.	AEROPUERTO DE MEXICALI, S.A. DE C.V.

By: Jorge Lanz de la Isla Title: Chief Executive Officer	By: Jorge Lanz de la Isla Title: Chief Executive Officer

AEROPUERTO DE MORELIA, S.A. DE C.V.	AEROPUERTO DE PUERTO VALLARTA, S.A. DE C.V.

By: Jorge Lanz de la Isla Title: Chief Executive Officer	By: Jorge Lanz de la Isla Title: Chief Executive Officer

AEROPUERTO DE SAN JOSE DEL CABO, S.A. DE C.V.	AEROPUERTO DE TIJUANA, S.A. DE C.V.

By: Jorge Lanz de la Isla Title: Chief Executive Officer	By: Jorge Lanz de la Isla Title: Chief Executive Officer

BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C.	AEROPUERTOS Y SERVICIOS AUXILIARES

By: Carlos Flores Salinas Title: Trust Delegate	By: Rodolfo Duarte Rivas Title: Legal Representative

AMENDMENT No. 1 TO PARTICIPATION AGREEMENT

Amendment Agreement to the Participation Agreement, the Shareholders’ Agreement and the Technical Assistance and Transfer of Technology Agreement, dated August 25, 1999, entered into by and among the Federal Government of the United Mexican States (Gobierno Federal de los Estados Unidos Mexicanos) (the “Federal Government”), through the Ministry of Communications and Transports (Secretaría de Comunicaciones y Transportes) (the “SCT”), Nacional Financiera, Sociedad Nacional de Crédito, Dirección Fiduciaria, as trustee under trust number 5118-4 (“Nafin”), Banco Nacional de Comercio Exterior, Sociedad Nacional de Crédito, División Fiduciaria (the “Trustee”), Grupo Aeroportuario del Pacífico, S.A. de C.V. (the “Holding Company”), Servicios Aeroportuarios del Pacífico, S.A. de C.V. (the “Services Company”), Aeropuerto de Aguascalientes, S.A. de C.V., Aeropuerto del Bajío, S.A. de C.V., Aeropuerto de Guadalajara, S.A. de C.V., Aeropuerto de Hermosillo, S.A. de C.V., Aeropuerto de La Paz, S.A. de C.V., Aeropuerto de Los Mochis, S.A. de C.V., Aeropuerto de Manzanillo, S.A. de C.V., Aeropuerto de Mexicali, S.A. de C.V., Aeropuerto de Morelia, S.A. de C.V., Aeropuerto de Puerto Vallarta, S.A. de C.V., Aeropuerto de San José del Cabo, S.A. de C.V., and Aeropuerto de Tijuana, S.A. de C.V., (together the “Concessionaire Companies”), Aeropuertos Mexicanos del Pacífico, S.A. de C.V. (the “Strategic Partner”), as well as AENA Servicios Aeronáuticos, S.A., Sociedad Unipersonal, Aeropuerto del Pacífico Ángeles, S.A. de C.V., Inversora del Noroeste, S.A. de C.V. and Grupo Dragados, S.A. (the “Partners of the Strategic Partner”) and Grupo Empresarial Ángeles, S.A. de C.V. and Inversora del Noroeste, S.A. de C.V., as joint obligors of the obligations of the Mexican Partner set forth in the Participation Agreement, pursuant to the following representations and clauses:

REPRESENTATIONS

I.                             The Federal Government, through the SCT, and through its representative represents that:

I.1                           On August 25, 1999, together with Nafin, the Holding Company, the Services Company, the Concessionaire Companies, the Strategic Partner, as well as the Partners of the Strategic Partner and Grupo Empresarial Ángeles, S.A. de C.V., with the appearance of the Trustee and Aeropuertos y Servicios Auxiliares (“ASA”), it entered into a Participation Agreement (the “Participation Agreement”) in order to set forth the rights and obligations of the Strategic Partner, the Federal Government, Nafin, the Trustee, ASA and Grupo Aeroportuario, derived from the Bid Process and from the selection of the Strategic Partner in the management of the Relevant Airports, pursuant to the General Rules for the Opening to Investment in the Mexican Airports System and in the Summons, and it intends to amend the first paragraph of section 2.8.1, as well as Exhibit “J” of such Agreement, as provided herein.

I.2                           On August 25, 1999 it appeared to enter into a Shareholders’ Agreement (the “Shareholders’ Agreement”) entered into by and among Nafin in its capacity as shareholder of the Holding Company under trust number 5118-4, the Strategic Partner and the Trustee, with the

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appearance of the Holding Company, in order to: (i) set forth the rights and obligations of Nafin and the Trustee, in their capacity as Shareholders of the Holding Company, and (ii) together with the Holding Company, set forth the manner in which Grupo Aeroportuario shall carry out its operations as of the date of execution of such Agreement and until the Public Offer of no less than 85% (eighty five percent) of the corporate capital of the Holding Company by Nafin is performed, and it intends to amend the first paragraph of section 2.2.1, as well as section 3.1, and amend Exhibit “3” of such Shareholders’ Agreement, as provided herein.

I.3                           Its representative has sufficient authority to enter into this Agreement, pursuant to article 6, section IX of the Internal Regulations of SCT.

II.                            Nafin represents, through its representative that:

II.1                         On August 25, 1999 it entered into the Participation Agreement together with the Federal Government, the Holding Company, the Services Company, the Concessionaire Companies and the Strategic Partner, as well as the Partners of the Strategic Partner, Grupo Empresarial Ángeles, S.A. de C.V., and with the appearance of the Trustee and ASA, and it intends to amend the first paragraph of section 2.8.1, as well as Exhibit “J” of such Agreement, as provided herein.

II.2         On August 25, 1999 it entered, in its capacity as shareholder of the Holding Company under trust number 5118-4, into a Shareholders’ Agreement with the Strategic Partner and the Trustee, with the appearance of the Holding Company and the Federal Government, and that it intends to amend the first paragraph of section 2.2.1, section 3.1, and Exhibit “3” thereof, as provided herein.

II.3         Its representative is duly authorized to enter into this Agreement in its behalf, in terms of public deed number 68,440, dated May 29, 1997, granted before Mr. Cecilio González Márquez, notary public number 151 of the Federal District, registered before the Public Registry of Commerce of the Federal District on July 25, 1997 under mercantile file number 1275.

III.                          The Holding Company represents, through its representative that:

III.1                        On August 25, 1999 it entered into the Participation Agreement together with the Federal Government, Nafin, the Services Company, the Concessionaire Companies and the Strategic Partner, as well as the Partners of the Strategic Partner, Grupo Empresarial Ángeles, S.A. de C.V., and with the appearance of the Trustee and ASA, and it intends to amend the first paragraph of section 2.8.1, as well as Exhibit “J” of such Agreement, as provided herein.

III.2                        On August 25, 1999 it appeared in the execution of the Shareholders’ Agreement entered into by and among Nafin in its capacity as shareholder of the Holding Company under trust number 5118-4, the Strategic Partner and the Trustee, with the appearance of the Federal Government, and it intends to amend the first paragraph of section 2.2.1, section 3.1, and Exhibit “3” thereof, as provided herein.

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III.3                        On August 25, 1999 it entered into a Technical Assistance and Transfer of Technology Agreement (the “Technical Assistance Agreement”) together with the Services Company, the Concessionaire Companies, the Strategic Partner and the Partners of the Strategic Partner, as well as Grupo Empresarial Ángeles, S.A. de C.V., and it intends to amend Exhibit “2” of such Agreement, as provided herein.

III.4                        Its representatives have sufficient authority to enter into this Agreement, pursuant to public deed number 53,228, dated December 6, 1999, granted before Mr. Luis de Angoitia Becerra, notary public number 109 of the Federal District.

IV.                          The Concessionaire Companies represent, through its representative that:

IV.1                        On August 25, 1999 they entered into the Participation Agreement together with the Federal Government, Nafin, the Holding Company, the Services Company and the Strategic Partner, as well as the Partners of the Strategic Partner, Grupo Empresarial Ángeles, S.A. de C.V., and with the appearance of the Trustee and ASA, and they intend to amend the first paragraph of section 2.8.1, as well as Exhibit “J” of such Participation Agreement, as provided herein.

IV.2                        On August 25, 1999 they entered into the Technical Assistance Agreement, together with the Holding Company, the Services Company, the Strategic Partner and the Partners of the Strategic Partner, as well as Grupo Empresarial Ángeles, S.A. de C.V., and they intend to amend Exhibit “2” of such Agreement, as provided herein.

IV.3        Its representative has sufficient authority to enter into this Agreement in terms of the following public deeds, all of which were granted on May 28, 1999, before Mr. Luis de Angoitia Becerra, Notary Public No. 109 of the Federal District:

(a)           Public deed number 52,570, in connection with Aeropuerto de Aguascalientes, S.A. de C.V.

(b)           Public deed number 52,571, in connection with Aeropuerto del Bajío, S.A. de C.V.

(c)           Public deed number 52,574, in connection with Aeropuerto de Guadalajara, S.A. de C.V.

(d)           Public deed number 52,573, in connection with Aeropuerto de Hermosillo, S.A. de C.V.

(e)           Public deed number 52,579, in connection with Aeropuerto de La Paz, S.A. de C.V.

(f)            Public deed number 52,577, in connection with Aeropuerto de Los Mochis, S.A. de C.V.

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(g)           Public deed number 52,575, in connection with Aeropuerto de Manzanillo, S.A. de C.V.

(h)           Public deed number 52,576, in connection with Aeropuerto de Mexicali, S.A. de C.V.

(i)            Public deed number 52,578, in connection with Aeropuerto de Morelia, S.A. de C.V.

(j)            Public deed number 52,581, in connection with Aeropuerto de Puerto Vallarta, S.A. de C.V.

(k)           Public deed number 52,572, in connection with Aeropuerto de San José del Cabo, S.A. de C.V.

(l)            Public deed number 52,580, in connection with Aeropuerto de Tijuana, S.A. de C.V.

V.                            The Services Company represents, through its representative that:

V.1                          On August 25, 1999 it entered into the Participation Agreement together with the Federal Government, Nafin, the Holding Company, the Concessionaire Companies and the Strategic Partner, as well as the Partners of the Strategic Partner, Grupo Empresarial Ángeles, S.A. de C.V., and with the appearance of the Trustee and ASA, and it intends to amend the first paragraph of section 2.8.1, as well as Exhibit “J” of such Agreement, as provided herein.

V.2                          On August 25, 1999 it entered into the Technical Assistance Agreement, together with the Holding Company, the Concessionaire Companies, the Strategic Partner and the Partners of the Strategic Partner, as well as Grupo Empresarial Ángeles, S.A. de C.V., and it intends to amend Exhibit “2” of such Agreement, as provided herein.

V.3                          Its legal representative has sufficient authority to enter into this Agreement, pursuant to public deed number 52,569, dated May 28, 1999, granted before Mr. Luis de Angoitia Becerra, Notary Public No. 109 of the Federal District.

VI.                          The Strategic Partner represent, through its representative that:

VI.1        On August 25, 1999 it entered into the Participation Agreement together with the Federal Government, Nafin, the Holding Company, the Services Company and the Concessionaire Companies, as well as the Partners of the Strategic Partner, Grupo Empresarial Ángeles, S.A. de C.V., and with the appearance of the Trustee and ASA, and it intends to amend the first paragraph of section 2.8.1, as well as Exhibit “J” of such Agreement, as provided herein.

VI.2        On August 25, 1999 it entered into the Shareholders’ Agreement with Nafin in its capacity as shareholder of the Holding Company under trust number 5118-4 and the Trustee, with the appearance of the Holding Company and the Federal Government, and it intends to

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amend the first paragraph of section 2.2.1, section 3.1, and Exhibit “3” thereof, as provided herein.

VI.3        On August 25, 1999 it entered into the Technical Assistance Agreement, together with the Holding Company, the Concessionaire Companies, the Services Company and the Partners of the Strategic Partner, as well as Grupo Empresarial Ángeles, S.A. de C.V., and it intends to amend Exhibit “2” of such Agreement, as provided herein.

VI.4        Its legal representative has sufficient authority to enter into this Agreement, pursuant to the powers granted to it by virtue of public deed number 75,620, dated August 18, 1999, granted before Mr. Francisco Talavera Autrique, Notary Public No. 221 of the Federal District.

VII.         The Partners of the Strategic Partner, as well as Grupo Empresarial Ángeles, S.A. de C.V. represent, through their respective representatives that:

VII.1      On August 25, 1999 they entered into the Participation Agreement together with the Federal Government, Nafin, the Holding Company, the Services Company, the Concessionaire Companies and the Strategic Partner, with the appearance of the Trustee and ASA, and they intend to amend the first paragraph of section 2.8.1, as well as Exhibit “J” of such Agreement, as provided herein.

VII.2      On August 25, 1999 they entered into the Technical Assistance Agreement, together with the Holding Company, the Concessionaire Companies, the Services Company and the Strategic Partner, and they intend to amend Exhibit “2” of such Agreement, as provided herein.

VII.3      Its representatives have sufficient authority to enter into this Agreement, in terms of the following documents, and such powers have not been limited or revoked in any manner whatsoever:

(a)           public deed number 8,471, dated July 5, 1999, granted before Mr. José Luis Villavicencio Castañeda, notary public No. 218 of the Federal District, which evidences the power-of-attorney of the legal representative of AENA Servicios Aeronáuticos, S.A., Sociedad Unipersonal;

(b)           public deed number 75,691, dated August 18, 1999, granted before Mr. Francisco Talavera Autrique, notary public No. 221 of the Federal District, pending registration before the Public Registry of Commerce of the Federal District, and which evidences the power-of-attorney of the legal representative of Aeropueto del Pacífico Ángeles, S.A. de C.V.;

(c)           public deed number 20,932, dated June 15, 1999, granted before Mrs. Ana Patricia Bandala Tolentino, notary public No. 195 of the Federal District, which evidences the power-of-attorney of the legal representative of Inversora del Noroeste, S.A. de C.V.;

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(d)           public deed number 8,662, dated August 11, 1999, granted before Mr. José Luis Villavicencio Castañeda, notary public No. 218 of the Federal District, which evidences the power-of-attorney of the legal representative of Grupo Dragados, S.A.; and

(e)           public deed number 75,435, dated July 19, 1999, granted before Mr. Joaquín Talavera Sánchez, notary public No. 50 of the Federal District, which evidences the power-of-attorney of the legal representative of Grupo Empresarial Ángeles, S.A. de C.V.

VIII.       The Trustee represents, through its representative that:

VIII.1     On August 25, 1999 it appeared to the execution of the Participation Agreement entered into by and among the Federal Government, Nafin, the Holding Company, the Services Company, the Concessionaire Companies and the Strategic Partner, as well as the Partners of the Strategic Partner, Grupo Empresarial Ángeles, S.A. de C.V. and with the appearance of ASA, and it intends to amend the first paragraph of section 2.8.1, as well as Exhibit “J” of such Agreement, as provided herein.

VIII.2                     On August 25, 1999 it entered into the Shareholders’ Agreement with Nafin in its capacity as shareholder of the Holding Company under trust number 5118-4 and the Strategic Partner, with the appearance of the Holding Company and the Federal Government, and it intends to amend the first paragraph of section 2.2.1, section 3.1, and Exhibit “3” thereof, as provided herein.

VIII.3                     Its representative is duly authorized to execute this Agreement in its behalf, as evidenced by public deed number 32,541, dated January 14, 1997, granted before Mr. Maximino García Cueto, notary public number 14 of the Federal District, duly registered before the Public Registry of Commerce of the Federal District.

By virtue of the representations above, the parties to this Agreement agree the following:

CLAUSES

FIRST. For the purposes of this Agreement, the terms used herein shall have the meanings ascribed to such terms in the Participation Agreement, in the Shareholders’ Agreement and in the Technical Assistance Agreement, as the case may be.

SECOND. The Federal Government, Nafin, the Holding Company, the Services Company, the Concessionaire Companies, the Strategic Partner, as well as the Partners of the Strategic Partner and Grupo Empresarial Ángeles, S.A. de C.V. agree to amend hereby the first paragraph of section 2.8.1 of the Participation Agreement as follows:

“2.8.1 Board of Directors. The Strategic Partner shall participate in the board of directors of the Holding Company by means of the appointment of 4 (four) members thereof and

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their respective alternate members, which appointment corresponds it by virtue of its holding of Shares Series “BB” of the Holding Company. As long as Nafin maintains a participation equal or greater than 50% (fifty percent) in the corporate capital of the Holding Company, the Strategic Partner, through the Trustee, shall appoint such members, complying with the requirements set forth in the By-laws and in the Shareholders’ Agreement. Once Nafin maintains a participation of less than 50% (fifty percent), the 4 (four) members shall be appointed by the shareholders of Series “BB” in the shareholders meeting, pursuant to the By-laws and must comply, at least, with the following requirements:

...”

Also, they agree to amend the organizational chart attached to the Participation Agreement as Exhibit “J”, thus, as of the date hereof, the organizational chart attached hereto as Exhibit “1” shall take full force and effect.

THIRD. Nafin, the Strategic Partner and the Trustee agree to hereby amend the first paragraph of section 2.2.1, as well as sections 3.1 of the Shareholders’ Agreement, as follows:

“2.2.1 Board of Directors. Subject to the provisions of the By-laws of the Holding Company, the Participation Agreement and the Technical Assistance Agreement, the Board of Directors of the Holding Company shall be conformed by no less than 9 (nine) and up to 11 (eleven) members and their respective alternate members, as the Shareholders’ Meeting may determine. Every shareholder or group of shareholders holding Shares representing 10% (ten percent) of the corporate capital, shall have the right to appoint a member and its respective alternate member. Additionally, the series “BB” shareholders shall have the right to appoint 4 (four) members and their respective alternate members (the “Series “BB” Members”). During the period between the execution date of this Agreement and the Public Offer, the parties agree that the Board of Directors of the Holding Company shall be conformed by 11 (eleven) members, 4 (four) appointed by the shareholders of series “BB”, 5 (five) appointed by Nafin and 2 (two) appointed by common agreement between Nafin and the shareholders of the series “BB”. In connection with the appointment of the directors by Nafin, such appointment shall be performed pursuant to the instructions of the SCT in terms of the provisions of the trust referred in representation II.2 hereof. In all events, two of such members shall be appointed by common agreement with the Strategic Partner and shall be persons independent from the federal public administration. In the event Nafin and the Strategic Partner do not reach an agreement with respect to the appointment of such 2 (two) members, such members shall be appointed by SCT by a term of one year, and having the same characteristic of  independence from the federal public administration.

“3.1 Board of Directors Meeting. The Shareholders of the Holding Company agree to perform their best efforts to cause that the directors appointed in terms of section 2.2.1 above meet in a Board of Directors’ Meeting no later than within the 30 (thirty) calendar

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days following their appointment (the Board of Directors’ Meeting), in order to resolve the following items:”

Also, they agree to amend the organizational chart attached the Shareholders’ Agreement as Exhibit “3”, thus, as of the date hereof, the organizational chart attached hereto as Exhibit “1” shall take full force and effect.

FOURTH. The Holding Company, the Services Company, the Concessionaire Companies, the Strategic Partner and the Partners of the Strategic Partner, as well as Grupo Empresarial Ángeles hereby agree to amend the organizational chart attached to the Technical Assistance Agreement as Exhibit “2”, so as of the date hereof the organizational chart attached hereto as Exhibit “1” shall take full force and effect.

FIFTH. The parties hereto represent that their only intention is to amend the sections and exhibits of the Participation Agreement, the Shareholders’ Agreement and the Technical Assistance Agreement referred to in clauses second, third and fourth hereof, thus the rest of the terms and conditions contained in the Participation Agreement, the Shareholders’ Agreement and the Technical Assistance Agreement are not amended hereby in any manner whatsoever.

SIXTH. The parties hereto agree that this Instrument shall be considered as an integral part of the Participation Agreement, the Shareholders’ Agreement and the Technical Assistance Agreement for all applicable legal purposes.

This Agreement is executed on December 6, 1999 in 6 (six) counterparts, all of which constitute one and the same document.

Federal Government of the United Mexican States, through the Ministry of Communications and Transports	Nacional Financiera, S.N.C., Dirección Fiduciaria, as trustee under trust No. 5118-4

By: Aarón Dychter Poltolarek	By: Antonio Cárdenas Arroyo

Grupo Aeroportuario del Pacífico,

S.A. de C.V.

By: Olegario Vázquez Aldir	By: Jorge Lanz de la Isla

Servicios Aeroportuarios del Pacífico, S.A. de	Aeropuerto de Aguascalientes, S.A. de C.V.
C.V.

By: Jorge Lanz de la Isla
By: Jorge Lanz de la Isla

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Aeropuerto del Bajío,	Aeropuerto de Guadalajara,
S.A. de C.V.	S.A. de C.V.

By: Jorge Lanz de la Isla	By: Jorge Lanz de la Isla

Aeropuerto de Hermosillo,	Aeropuerto de La Paz,
S.A. de C.V.	S.A. de C.V.

By: Jorge Lanz de la Isla	By: Jorge Lanz de la Isla

Aeropuerto de Los Mochis, S.A. de C.V.	Aeropuerto de Manzanillo, S.A. de C.V.

By: Jorge Lanz de la Isla	By: Jorge Lanz de la Isla

Aeropuerto de Mexicali, S.A. de C.V.	Aeropuerto de Morelia, S.A. de C.V.

By: Jorge Lanz de la Isla	By: Jorge Lanz de la Isla

Aeropuerto de Puerto Vallarta, S.A. de C.V.	Aeropuerto de San José del Cabo, S.A. de C.V.

By: Jorge Lanz de la Isla	By: Jorge Lanz de la Isla

Aeropuerto de Tijuana, S.A. de C.V.	Aeropuertos Mexicanos del Pacífico, S.A. de C.V.

By: Jorge Lanz de la Isla	By: Jaime de la Rosa Montes

Aena Servicios Aeronáuticos, S.A., Sociedad	Aeropuerto del Pacífico Ángeles, S.A. de C.V.
Unipersonal

By: Olegario Vázquez Aldir
By: Olegario Vázquez Aldir

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Inversora del Noroeste, S.A. de C.V.	Grupo Dragados, S.A.

By: Jaime de la Rosa Montes	By: Olegario Vázquez Aldir

Grupo Empresarial Ángeles, S.A. de C.V.	Banco Nacional de Comercio Exterior, S.N.C. División Fiduciaria

By: Mr. Carlos Flores Salinas
By: Olegario Vázquez Aldir

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